Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER, dated as of March 19, 2008 (this “Agreement”), is among Valley National Bancorp, a New Jersey corporation and registered bank holding company (“Valley”) and Greater Community Bancorp, a New Jersey corporation and registered bank holding company (“Greater Community”).
RECITALS
          Valley desires to acquire Greater Community, and Greater Community’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of Greater Community and its shareholders. The acquisition will be accomplished by merging Greater Community into Valley with Valley as the surviving corporation and, at the same time, merging Greater Community Bank, a New Jersey state-chartered commercial bank (“CB”) and wholly-owned subsidiary of Greater Community into Valley National Bank, a national banking association (“VNB”) and wholly-owned subsidiary of Valley, with VNB as the surviving bank, and Greater Community shareholders receiving the consideration hereinafter set forth. The Boards of Directors of Greater Community and Valley have duly adopted and approved this Agreement, and the Board of Directors of Greater Community has directed that it be submitted to its shareholders for approval. The Board of Directors of each of CB and VNB shall approve the Bank Merger (as hereinafter defined) promptly after this Agreement is executed.
          NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
THE MERGER
          1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Greater Community shall be merged with and into Valley (the “Merger”) in accordance with the New Jersey Business Corporation Act (the “NJBCA”) and Valley shall be the surviving corporation (the “Surviving Corporation”). Immediately following the Effective Time, CB shall be merged with and into VNB as provided in Section 1.7 hereof.
          1.2. Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Valley and Greater Community and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Valley and Greater Community shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Valley and Greater Community and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either Valley or Greater Community in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Valley or Greater Community is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had occurred; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Valley or Greater Community if the Merger had not occurred.
          1.3. Certificate of Incorporation. The certificate of incorporation of Valley as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.
          1.4. Bylaws. The bylaws of Valley as they exist immediately prior to the Effective Date shall continue as the bylaws of the Surviving Corporation until otherwise amended as provided by law.
          1.5. Directors and Officers. Subject to Section 5.15(d) hereof, the directors and officers of Valley as of the Effective Time shall continue as the directors and officers of the Surviving Corporation.
          1.6 Closing Date, Closing and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Valley, 1455 Valley Road, Wayne, New Jersey 07470, on a date (the “Closing Date”) which shall be on the last day of the month which is ten business days or more following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), with the exact date determined by Valley upon written notice to Greater Community (the “Closing Notice”). Simultaneous with or immediately following the Closing, Valley and Greater Community shall cause to be filed a certificate of merger, in form and substance satisfactory to Valley and Greater Community, with the Department of Treasury of the State of New Jersey (the “Certificate of Merger”). The Certificate of Merger shall specify as the “Effective Time” of the Merger a date and time following the Closing agreed to by Valley and Greater Community (which date and time the parties currently anticipate will be the close of business on the Closing Date).
          1.7. The Bank Merger. Immediately following the Effective Time, CB shall be merged with and into VNB (the “Bank Merger”) in accordance with the provisions of the National Bank Act and, to the extent applicable, New Jersey Banking Act of 1948 (the “Banking Act”) and the regulations of the New Jersey Department of Banking and Insurance (the “Department”), and VNB shall be the surviving bank (the “Surviving Bank”). Upon the consummation of the Bank Merger, the separate existence of CB shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of CB and VNB and all of the property, rights, privileges, powers and franchises of each of CB and VNB shall vest in the

Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of CB and VNB and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the articles of association and bylaws of VNB shall become the articles of association and bylaws of the Surviving Bank, the officers and employees of VNB and the officers and employees of CB shall be the officers and employees of the Surviving Bank with such additions as officers as the Board of Directors of VNB shall determine, and the directors of VNB shall be the directors of the Surviving Bank. Within two weeks of the date of execution of this Agreement, Greater Community and Valley shall cause the Boards of Directors of CB and VNB, respectively to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form of Exhibit A, annexed hereto, and cause the Bank Merger Agreement to be executed and delivered to the Office of the Comptroller of the Currency (the “OCC”) and the Department for approval of the Bank Merger.
ARTICLE II
CONVERSION OF GREATER COMMUNITY COMMON STOCK
Each share of common stock, $0.50 par value per share, of Greater Community (“Greater Community Common Stock”) issued and outstanding immediately prior to the Effective Time, including, without limitation any shares of restricted Common Stock issued and outstanding pursuant to Greater Community’s 2006 Long-Term Stock Compensation Plan, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted or cancelled at the Effective Time in accordance with this Article II.
          2.1 Conversion of Greater Community Common Stock; Exchange Ratio; Cash in Lieu of Fractional Shares. (a) At the Effective Time, subject to the other provisions of this Section 2.1 and Section 2.2, each share of Greater Community Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as such term is hereinafter defined)), shall by virtue of the Merger and without any action on the part of Greater Community, Valley or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive, (i) 0.95 shares (the “Exchange Ratio”) of no par value common stock of Valley (“Valley Common Stock”) plus (ii) 0.10 of a warrant to purchase Valley Common Stock (the “Warrants”) at a price per share equal to the Average Closing Price plus $2.00 per share (the “Exercise Price”). Each Warrant shall be exercisable for a period beginning two years after the Effective Time and ending seven years from the Effective Time in accordance with the warrant agreement (the “Warrant Agreement”) and form of Warrant attached hereto as Exhibit B. No fractional shares of Valley Common Stock will be issued, and in lieu thereof, each holder of Greater Community Common Stock who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price as defined below. No fractional Warrants shall be issued. In lieu of fractional Warrants, Valley shall pay to each Greater Community shareholder who would otherwise be entitled to receive a fractional Warrant an amount in cash equal to (A) the fair market value of the Warrant as agreed by the respective Chief Executive Officers of Valley and Greater Community, based on all relevant factors, including the Black-Scholes model, which model shall take into account a discount with regard to the lack of exercisability of the Warrant for the first two years, multiplied by (B) the fraction of a Warrant such Greater Community shareholder would otherwise have been entitled to receive. For purposes of this Section 2.1, the following terms shall have the following meanings:
               (i) “Closing Price” shall mean the closing sale price of Valley Common Stock on a Trading Day as supplied by the New York Stock Exchange (as reported in The Wall Street Journal or, if not reported thereby, another mutually agreed to authoritative source).
               (ii) “Trading Day” shall mean a day for which a Closing Price is so supplied.
               (iii) “Average Closing Price” shall mean the average of the Closing Prices on the ten (10) Trading Days immediately preceding the date which is five (5) Trading Days prior to the Closing Date.
               (b) At the Effective Time, all shares of Greater Community Common Stock held by Greater Community in its treasury or owned by Valley or by any of Valley’s Subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted) (“Excluded Shares”) shall be canceled and shall cease to exist and no shares of Valley Common Stock or Warrants shall be delivered in exchange therefor.
               (c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Greater Community Common Stock (the “Certificates”) shall cease to have any rights as shareholders of Greater Community, except the right to receive the consideration set forth in this Section 2.1 for each such share held by them. The Valley Common Stock and Warrants which any one Greater Community shareholder may receive pursuant to this Section 2.1 is referred to herein as the “Merger Consideration” and total number of Valley Common Stock and Warrants which all of Greater Community shareholders are entitled to receive pursuant to this Section 2.1 is referred to herein as the “Aggregate Merger Consideration”.
               (d) Notwithstanding any provision herein to the contrary, if, during the period from the date hereof to the Effective Time, the shares of Valley Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made to the Exchange Ratio and the Warrants, if necessary, to provide the Greater Community shareholders with the equivalent value of the Merger Consideration set forth in Section 2.1.
          2.2 Exchange of Shares. (a) Greater Community and Valley hereby appoint American Stock Transfer and Trust Company as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Greater Community Common Stock. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (a “Record Holder”) a Certificate or Certificates, a letter of transmittal in form mutually agreed upon by Valley and Greater Community (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for the Valley Common Stock and Warrants (and cash in lieu of fractional shares and Warrants) as provided in Section 2.1 hereof.
               (b) Upon surrender of Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificates the consideration as provided in Section 2.1 hereof and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or bond as may be required in each case by Valley. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed shareholders of Valley for all purposes from the Effective Time, except that Valley shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Valley Common Stock and Warrants. (Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.)
               (c) After the Effective Time, there shall be no transfers on the stock transfer books of Greater Community of the shares of Greater Community Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 2.1 hereof.
               (d) If payment of the consideration pursuant to Section 2.1 hereof is to be made in a name other than that in which the Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
          2.3 Stock Options. (a) All options which may be exercised for issuance of Greater Community Common Stock (each, a “Stock Option” and collectively the “Stock Options”) are described in the Greater Community Disclosure Schedule and are issued and outstanding pursuant to the Greater Community stock option plans described in the Greater Community Disclosure Schedule (collectively, the “Greater Community Stock Option Plans”) and the forms of agreements pursuant to which such Stock Options were granted (each, an “Option Grant Agreement”). True and complete copies of Greater Community’s Stock Option Plans relating to outstanding Stock Options will be delivered to Valley promptly after execution of this Agreement. At the Effective Time, each Stock Option which is outstanding and unexercised immediately prior thereto, whether or not then vested or exercisable, shall be canceled and all rights thereunder shall be extinguished and the holder thereof shall only be entitled to receive the consideration set forth in Section 2.3(b).
               (b) Holders of unexercised Greater Community Stock Options will be entitled to receive, in cancellation of their Stock Options, a cash payment from Greater Community immediately prior to the Effective Time, in an amount equal to the product of (A) the number of shares of Greater Community Common Stock into which such Stock Options are convertible and (B) the excess, if any, of (x) the sum of (i) the Average Closing Price times the Exchange Ratio, plus (ii) the fair market value of 0.10 of a Warrant, based on all relevant factors, including the Black-Scholes model, which model shall take into account a discount with regard to the lack of exercisability of the Warrant for the first two years, over (y) the exercise price per share provided for in such Greater Community Stock Option (the “Cash Option Payment”), which cash payment shall be treated as compensation and shall be net of any applicable federal and state withholding taxes. At the time of receipt of such cash payment, each holder of a Greater Community Stock Option shall acknowledge in writing, in a form reasonably satisfactory to Valley that such cash payment is in full satisfaction of such holder’s rights under such Greater Community Stock Option.
          2.4. Valley Shares. The shares of Valley Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of Valley Common Stock to be issued as provided in Section 2.1 hereof, shall become the outstanding common stock of the Surviving Corporation.
          2.5. Tax Consequences. It is intended that the Merger shall constitute reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.
          2.6. Changes in Structure. As executed by the parties, this Agreement contemplates the merger of Greater Community into Valley and the merger of CB into VNB. In the event that (a) prior to the date on which the Proxy Statement-Prospectus (as hereinafter defined) is mailed to Greater Community’s shareholders, Valley proposes an alternative structure for the transactions contemplated hereby, and (b) such alternate structure does not adversely affect Greater Community’s shareholders in any financial respect or in any other material respect, then Greater Community shall negotiate in good faith with Valley and shall use commercially reasonable efforts to restructure the transactions contemplated hereby in accordance with such proposal.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GREATER COMMUNITY
          References herein to “Greater Community Disclosure Schedule” shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by Greater Community to Valley or will be delivered pursuant to

Section 5.11 by Greater Community to Valley. Greater Community hereby represents and warrants to Valley as follows:
          3.1. Corporate Organization. (a) Greater Community is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Greater Community has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as hereinafter defined) on Greater Community. Greater Community is registered as a bank holding company under The Bank Holding Company Act of 1956 (the “BHCA”).
               As used in this Agreement, the term “Material Adverse Effect” means, with respect to Valley or Greater Community, as the case may be, an effect which (i) is materially adverse to the business, results of operations, assets or financial condition of such party and its Subsidiaries on a consolidated basis, or (ii) materially impairs the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses (inclusive of the change in control, severance and related payments to be made to employees at or subsequent to the Closing Date) incurred by the parties hereto in consummating the transactions contemplated by this Agreement (and any loss of personnel subsequent to the date of this Agreement), (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely and disproportionately affects either or both of the parties or any of their Subsidiaries, (f) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of Valley or Greater Community, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, or (g) changes relating to securities markets in general (including any disruption thereof and any decline in the price of any security or market index).
               (b) All of the Subsidiaries of Greater Community are listed in the Greater Community Disclosure Schedule. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such person. Each Subsidiary of Greater Community is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. CB is a commercial bank chartered under the laws of the State of New Jersey whose deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law. Each Subsidiary of Greater Community has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Greater Community. The Greater Community Disclosure Schedule sets forth true and complete copies of the certificate of incorporation, articles of association, bylaws or other comparable formation and governing documents (together the “Charter Documents”) of Greater Community and of each Greater Community Subsidiary as in effect on the date hereof. Except as set forth in the Greater Community Disclosure Schedule, Greater Community does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except (i) residential real estate acquired through foreclosure or deed in lieu of foreclosure in each individual instance with a fair market value less than $500,000 and (ii) real estate used for its banking premises.
          3.2. Capitalization. (a) The authorized capital stock of Greater Community consists of 20,000,000 shares of Greater Community Common Stock and 1,000,000 shares of no par value preferred stock (the “Greater Community Preferred Stock”). As of the date hereof, there were 8,740,341 shares of Greater Community Common Stock issued and outstanding, and no shares of Common Stock issued and held in the treasury and no shares of Greater Community Preferred Stock issued and outstanding. All issued and outstanding shares of Greater Community Common Stock, and all issued and outstanding shares of capital stock or other securities of each Greater Community Subsidiary, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of CB consists of 380,000 shares of common stock, $5.00 par value per share. As of the date hereof, there were 380,000 shares of CB common stock outstanding. All of the outstanding shares of capital stock of each Greater Community Subsidiary are owned by Greater Community and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except as set forth in the Greater Community Disclosure Schedule, neither Greater Community nor any Greater Community Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Greater Community or any Greater Community Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.
               (b) The Greater Community Disclosure Schedule contains a list setting forth as of the date of this Agreement (i) all outstanding Greater Community Stock Options, the names of the option holders, the date each such option was granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised and (ii) comparable information for any other outstanding awards under the Greater Community Stock Option Plans.
               (c) The Greater Community Disclosure Schedule lists the name, jurisdiction of incorporation or organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of Greater Community. Except as set forth in the Greater Community Disclosure Schedule, Greater Community owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Greater Community’s Subsidiaries, free and clear of any lien, claim, charge, mortgage, pledge, security interest, restriction, encumbrance or security interest (“Liens”), and all of such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Neither Greater Community nor any Subsidiary thereof has or is bound by any right with respect to the capital stock or any other equity security of any Subsidiary of Greater Community.
               (d) Except (i) as disclosed in the Greater Community Disclosure Schedule, (ii) for Greater Community’s ownership in its Subsidiaries set forth in the Greater Community Disclosure Schedule, (iii) for securities held for the benefit of third parties in trust accounts, managed accounts and the like for the benefit of customers and (iv) for securities acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither Greater Community nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.
          3.3. Authority; No Violation.
               (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of Greater Community, and subject to the parties obtaining all necessary regulatory approvals, Greater Community and CB have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. On or prior to the date of this Agreement, Greater Community’s Board of Directors, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, (i) determined that this Agreement and the Merger are fair to and in the best interests of Greater Community and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) recommended that the shareholders of Greater Community approve this Agreement at the Greater Community Shareholders Meeting. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of CB. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Greater Community or CB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Greater Community and CB, and constitutes valid and binding obligations of Greater Community and CB, enforceable against Greater Community and CB in accordance with its terms.
               (b) Neither the execution and delivery of this Agreement by Greater Community and CB, nor the consummation by Greater Community and CB of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Greater Community and CB with any of the terms or provisions hereof, will (i) violate any provision of Greater Community’s or CB’s Charter Documents, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Greater Community or CB or any of their respective properties or assets, or (iii) except as set forth in the Greater Community Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Greater Community or CB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Greater Community or CB is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a Material Adverse Effect on Greater Community, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Office of the Comptroller of the Currency (the “OCC”), the Department, the Board of Governors of the Federal Reserve System (the “FRB”), the Securities and Exchange Commission (the “SEC”), applicable state securities bureaus or commissions and the shareholders of Greater Community, or as listed in the Greater Community Disclosure Schedule, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Greater Community or CB in connection with (x) the execution and delivery by Greater Community and CB of this Agreement and (y) the consummation by Greater Community and CB of the transactions contemplated hereby and (z) the execution and delivery by CB of the Bank Merger Agreement and the consummation by CB of the transactions contemplated thereby.
          3.4. Financial Statements.
               (a) Greater Community’s Annual Reports on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) and available on the SEC’s EDGAR system set forth the consolidated statements of financial condition of Greater Community as of December 31, 2007, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for the periods ended December 31 in each of the three years 2005 through 2007, in each case accompanied by the audit report of Greater Community’s independent public accountants (collectively, the “Greater Community Financial Statements”). The Greater Community Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present the consolidated financial position of Greater Community as of the respective dates set forth therein, and the related consolidated statements of income, changes in shareholders’ equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in shareholders’ equity and of cash flows of Greater Community for the respective fiscal periods set forth therein.

          (b) The books and records of Greater Community and its Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.
          (c) Except as set forth in the Greater Community Disclosure Schedule and except to the extent reflected, disclosed or reserved against in the Greater Community Financial Statements, as of December 31, 2007, neither Greater Community nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Greater Community or any of its Subsidiaries and which are required by GAAP to be disclosed in the Greater Community Financial Statements. Except as set forth in the Greater Community Disclosure Schedule, since December 31, 2007 and to the date hereof, neither Greater Community nor any of its Subsidiaries have incurred any material liabilities except in the ordinary course of business and consistent with prudent banking practice, except as specifically contemplated by this Agreement.
          (d) The Greater Community Disclosure Schedule includes a copy of Greater Community’s Consolidated Financial Statements for Bank Holding Companies (on Form FRY 9C) as of December 31, 2007 which includes information regarding “off-balance sheet arrangements” effected by Greater Community.
          (e) McGladrey and Pullen LLP, which has expressed its opinion with respect to the financial statements of Greater Community and its subsidiaries (including the related notes), and to the knowledge of Greater Community, is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 “Sarbanes-Oxley Act”), (y) “independent” with respect to Greater Community within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board. The Greater Community Disclosure Schedule lists all non-audit services performed by McGladrey and Pullen LLP (or any other of its then independent public accountants) for Greater Community and its Subsidiaries since January 1, 2005.
          (f) Greater Community maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Greater Community and to maintain accountability for Greater Community’s consolidated assets; (iii) access to Greater Community’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Greater Community’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          3.5. Brokerage Fees; Financial Advisor. Other than Sandler O’Neill & Partners, L.P. (“Sandler”) and The Kafafian Group (collectively, the “Investment Bankers”), neither Greater Community nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

Copies of each of Greater Community’s agreements with the Investment Bankers are set forth in the Greater Community Disclosure Schedule. Sandler has delivered to Greater Community its oral opinion with respect to the fairness, from a financial point of view, of the Aggregate Merger Consideration to the shareholders of Greater Community in the Merger. Other than pursuant to the agreements with the Investment Bankers, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Greater Community or any of its Subsidiaries.
          3.6. Absence of Certain Changes or Events.
               (a) There has not been any material adverse change in the business, operations, assets or financial condition of Greater Community and its Subsidiaries on a consolidated basis since December 31, 2007 and to Greater Community’s knowledge, no facts or conditions exist which Greater Community believes will cause or is likely to cause such a material adverse change in the future.
               (b) Except as set forth in the Greater Community Disclosure Schedule, neither Greater Community nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 hereof between December 31, 2007 and the date hereof and Greater Community and the Greater Community Subsidiaries have conducted their business only in the ordinary course, consistent with past practice.
          3.7. Legal Proceedings. Except as disclosed in the Greater Community Disclosure Schedule, neither Greater Community nor any of its Subsidiaries is a party to any, and there are no pending or, to Greater Community’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Greater Community or any of its Subsidiaries. Except as disclosed in the Greater Community Disclosure Schedule, neither Greater Community nor any of its Subsidiaries is a party to any order, judgment or decree entered against Greater Community or any Greater Community Subsidiary in any lawsuit or proceeding.
          3.8. Taxes and Tax Returns.
               (a) Except as set forth in the Greater Community Disclosure Schedule, Greater Community, CB and each of their Subsidiaries have timely filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any Taxes (which such Returns which have already been filed were and continue to be, true, correct and complete in all material respects and which such Returns which will be filed will be true, correct and complete in all material respects when filed) and, , each has duly paid (and until the Effective Time will so pay) all such Taxes shown as due on such Returns, other than Taxes or other charges which are being contested in good faith (and disclosed to Valley in writing). Except as set forth in the Greater Community Disclosure Schedule, Greater Community, CB and each of their Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all Taxes not yet due and payable, but incurred in respect of Greater Community, CB or any Subsidiary through such date, which reserves are adequate for such purposes. Except as set forth in the Greater Community Disclosure Schedule, the federal income tax Returns of Greater Community, CB and each of their Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Greater Community Disclosure Schedule, the applicable state income and local tax returns of Greater Community, CB and each of their Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of each of Greater Community and CB, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Greater Community, CB or any of their Subsidiaries, nor has Greater Community, CB or any of their Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.
               (b) Except as set forth in the Greater Community Disclosure Schedule, neither Greater Community, CB nor any of their Subsidiaries: (i) has requested any extension of time within which to file any Tax Return which Return has not since been filed; (ii) is a party to any agreement providing for the allocation or sharing of taxes (except agreements between and/or among Greater Community, CB and/or any of their Subsidiaries; (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of a voluntary change in accounting method initiated by Greater Community, CB or any Subsidiary (nor does Greater Community or CB have any knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (v) has been included in any “consolidated,” “unitary” or “combined” Return (other than the Returns which include Greater Community, CB and each of their Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality; (vi) has participated in or otherwise engaged in any transaction described in Treasury Regulations Section 301.6111-2(b)(2) or any “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); (vii) is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by Greater Community, CB or any of their Subsidiaries of any “excess parachute payments” within the meaning of Section 280G of the Code; and/or (viii) has received any claim by a Governmental Entity in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.
               (c) Except as set forth in the Greater Community Disclosure Schedule, (i) Greater Community, CB and each of their Subsidiaries has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) Greater Community, CB and each of their Subsidiaries has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) will not result in a Material Adverse Effect on Greater Community.
               (d) Greater Community has made available to Valley correct and complete copies of: (i) all material Returns filed within the past three years by Greater Community, CB and each of their Subsidiaries; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to Taxes due from or with respect to Greater Community, CB or any of its Subsidiaries; and (iii) any closing letters or agreements entered into by Greater Community, CB or any of their Subsidiaries with any Governmental Entities within the past five years with respect to Taxes.
               (e) For purposes of this Agreement, the terms: (i) “Tax” or “Taxes” means: (A) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and other recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign, including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis and such term shall include any interest, fines penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (B) any liability for the payment of any amounts described in (A) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (C) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in (A) or (B); (ii) “Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, which is required to be filed with a Governmental Entity; and (iii) “Governmental Entity” means any (A) Federal, state, local, municipal or foreign government, (B) governmental, quasi-governmental authority (including any governmental agency, commission, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or (C) any self-regulatory organization, administrative or regulatory agency, commission or authority.
          3.9. Employee Benefit Plans.
               (a) Except as disclosed in the Greater Community Disclosure Schedule, neither Greater Community nor any of its Subsidiaries maintains or contributes to any “employee pension benefit plan”, within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Greater Community Pension Plans”), “employee welfare benefit plan”, within the meaning of Section 3(1) of ERISA (the “Greater Community Welfare Plans”), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither Greater Community nor any of its Subsidiaries has, since

September 2, 1974, contributed to any “Multiemployer Plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.
               (b) Greater Community has delivered to Valley in the Greater Community Disclosure Schedule a complete and accurate copy of each of the following with respect to each of the Greater Community Pension Plans and Greater Community Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter or opinion letter, if any; (iv) most recent actuarial report, if any; and (v) two most recent annual reports on Form 5500, if any.
               (c) The present value of all accrued benefits both vested and non-vested under each of the Greater Community Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such Greater Community Pension Plan’s actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To Greater Community’s knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.
               (d) Except as disclosed on the Greater Community Disclosure Schedule, during the last six years, the Pension Benefit Guaranty Corporation (the “PBGC”) has not asserted any claim for liability against Greater Community or any of its Subsidiaries which has not been paid in full.
               (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Greater Community Pension Plan have been paid. All contributions required to be made to each Greater Community Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of Greater Community and its Subsidiaries which have not been paid have been properly recorded on the books of Greater Community and its Subsidiaries.
               (f) Except as disclosed on the Greater Community Disclosure Schedule, each of the Greater Community Pension Plans, the Greater Community Welfare Plans and each other plan and arrangement identified on the Greater Community Disclosure Schedule has been operated in compliance in all respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination or opinion letter, which takes into account the Economic Growth and Tax Relief Reconciliation Act and (to the extent it mandates currently applicable requirements) subsequent legislation, with respect to each of the Greater Community Pension Plans and Greater Community is not aware of any fact or circumstance which would disqualify any such plan).
               (g) To Greater Community’s knowledge, except as disclosed on the Greater Community Disclosure Schedule, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Greater Community Welfare Plans or Greater Community Pension Plans.

               (h) No Greater Community Pension Plan or any trust created thereunder has been terminated, nor have there been any “reportable events”, within the meaning of Section 4034(b) of ERISA, with respect to any of the Greater Community Pension Plans.
               (i) To Greater Community’s knowledge, except as disclosed on the Greater Community Disclosure Schedule, no “accumulated funding deficiency”, within the meaning of Section 412 of the Code, has been incurred with respect to any of the Greater Community Pension Plans.
               (j) There are no pending, or, to Greater Community’s knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Greater Community Pension Plans or the Greater Community Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the Greater Community Disclosure Schedule.
               (k) Except as disclosed in the Greater Community Disclosure Schedule, no Greater Community Pension or Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Greater Community Pension Plan.
               (l) Except with respect to customary health, life and disability benefits or as disclosed in the Greater Community Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown on the Greater Community Financial Statements and established under GAAP, or otherwise noted on such financial statements.
               (m) With respect to each Greater Community Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Greater Community or any Greater Community Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to or at the Effective Time.
               (n) Except as may hereafter be expressly agreed to by Valley in writing or as disclosed on the Greater Community Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Greater Community or any Greater Community Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any Greater Community Pension Plan or Greater Community Welfare Plan.
               (o) Except for the Greater Community Pension Plans and the Greater Community Welfare Plans, and except as set forth on the Greater Community Disclosure Schedule, Greater Community has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of Greater Community or any Greater Community Subsidiary or any predecessor of any of them. The Greater Community

Disclosure Schedule sets forth (or lists, if previously delivered to Valley with respect to such items and any supplemental retirement plan or arrangement): (i) true and complete copies of the deferred compensation agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.
               (p) Except as set forth in the Greater Community Disclosure Schedule, Greater Community does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The Greater Community Disclosure Schedule lists each such insurance policy and any agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To Greater Community’s knowledge, neither Greater Community nor any Greater Community Pension Plan or Greater Community Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.
               (q) Except as set forth in the Greater Community Disclosure Schedule, Greater Community does not maintain any retirement plan for directors. The Greater Community Disclosure Schedule sets forth the complete documentation and actuarial evaluation of any such plan.
               (r) Except as set forth in the Greater Community Disclosure Schedule, Neither Greater Community nor any Greater Community Subsidiary (i) has taken any action, or has failed to take any action, that has resulted or could result in the interest and tax penalties specified in Section 409A of the Code being owed by any employee, former employee, director, former director or beneficiary or (ii) has agreed to reimburse or indemnify any employee, former employee, director, former director or beneficiary for any of the interest and tax penalties specified in Section 409A of the Code that may be currently due or triggered in the future.
               (s) Since January 1, 2005, neither Greater Community nor any of its Subsidiaries have made any payments to employees which are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees made not to be deductible thereunder.
          3.10. Reports. Except as set forth in the Greater Community Disclosure Schedule, CB has, since January 1, 2005, duly filed with the Department and the FDIC, and Greater Community has duly filed with the FRB, in correct form all documentation required to be filed under applicable laws and regulations, and Greater Community promptly will deliver or make available to Valley accurate and complete copies of such documentation. The Greater Community Disclosure Schedule lists all examinations of CB conducted by the Department and the FDIC since January 1, 2005 and the dates of any responses thereto submitted by CB.
          3.11. Greater Community and CB Information. The information relating to Greater Community and its Subsidiaries to be provided by Greater Community for inclusion in the Proxy Statement-Prospectus, any filing pursuant to Rule 165 or Rule 425 under the Securities Act of 1933 (the “Securities Act”) or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
          3.12. Compliance with Applicable Law.
               (a) Except as set forth in the Greater Community Disclosure Schedule, each of Greater Community and the Greater Community Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Greater Community or any of its Subsidiaries, including, without limitation, consumer, community and fair lending laws (other than where such defaults or non-compliances will not, alone or in the aggregate, result in a Material Adverse Effect on Greater Community) and neither Greater Community nor any of the Greater Community Subsidiaries has received notice of violation of, and Greater Community does not know of any violations of, any of the above.
               (b) Without limiting the foregoing, to Greater Community’s knowledge (i) CB has complied in all material respects with the Community Reinvestment Act (“CRA”) and (ii) no person or group would object to the consummation of this Merger due to the CRA performance of or rating of CB. Except as listed on the Greater Community Disclosure Schedule to Greater Community’s knowledge, no person or group has adversely commented upon CB’s CRA performance.
          3.13. Certain Contracts.
               (a) Except as set forth in the Greater Community Disclosure Schedule, neither Greater Community nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement, (ii) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Home Loan Bank and sales of securities subject to repurchase, in each case incurred in the ordinary course of business) by Greater Community or any of its Subsidiaries in the principal amount of $100,000 or more, including any sale and leaseback transactions (other than sale and leaseback transactions entered into by Greater Community’s Highland Capital Corp. Subsidiary (“HCC”) in the ordinary course of its business consistent with past practice), capitalized leases and other similar financing transactions, (iii) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Greater Community and its Subsidiaries, (iv) which provides for material payments to be made by Greater Community or any of its Subsidiaries upon a change in control thereof, (v) which (A) limits the freedom of Greater Community or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, (B) requires referrals of business or requires Greater Community or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (C) requires Greater Community or any of its Subsidiaries to use any product or service of another person on an exclusive basis or (vi) which involved payments by, or to, Greater Community or any of its Subsidiaries in fiscal year 2007 of more than $500,000 or which could reasonably be expected to involve payments during fiscal year 2008 of more than $500,000

(other than pursuant to Loans originated or purchased by Greater Community and its Subsidiaries in the ordinary course of business consistent with past practice or leases entered into by HCC in the ordinary course of its business consistent with past practice). Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not publicly disclosed in the Greater Community SEC Reports (as such term is hereinafter defined) filed prior to the date hereof or set forth in the Greater Community Disclosure Schedule, is referred to herein as a “Greater Community Contract.”
               (b) Except as set forth in the Greater Community Disclosure Schedule, (i) each Greater Community Contract is valid and binding on Greater Community or its applicable Subsidiary and in full force and effect, and, to the knowledge of Greater Community, is valid and binding on the other parties thereto, (ii) Greater Community and each of its Subsidiaries and, to the knowledge of Greater Community, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Greater Community Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Greater Community or any of its Subsidiaries or, to the knowledge of Greater Community, any other party thereto, under any such Greater Community Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Greater Community.
          3.14. Properties and Insurance.
               (a) To Greater Community’s knowledge, and except as set forth in the Greater Community Disclosure Schedule, Greater Community and its Subsidiaries have good, and as to owned real property marketable, title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Greater Community’s consolidated balance sheet as of December 31, 2007, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2007 either (A) to third parties in arm’s length transactions or (B) to insiders or to directors or officers of Greater Community pursuant to the approval of the board of directors of Greater Community and for fair value), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Greater Community and its Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to Valley prior to the date hereof. Greater Community and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them. The Greater Community Disclosure Schedule lists all leases pursuant to which Greater Community or any Greater Community Subsidiary occupies any real property and for each such lease lists annual base rentals, annual add-ons for taxes, maintenance and the like, the annual increases to the end of the lease, the expiration date and any option terms.

               (b) The Greater Community Disclosure Schedule lists all policies of insurance covering business operations and all insurable properties and assets of Greater Community and its Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither Greater Community nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.
          3.15. Minute Books. The minute books of Greater Community and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).
          3.16. Environmental Matters. Except as set forth in the Greater Community Disclosure Schedule:
               (a) Neither Greater Community nor any Greater Community Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Greater Community or such Greater Community Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of Greater Community and the Greater Community Subsidiaries taken as a whole. Except as disclosed on the Greater Community Disclosure Schedule, Greater Community has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by Greater Community or any Greater Community Subsidiary, as OREO or otherwise, or owned or controlled by Greater Community or any Greater Community Subsidiary as a trustee or fiduciary (collectively, “Properties”), in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a Material Adverse Effect on Greater Community.
               (b) Greater Community has no knowledge that any of the Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a Material Adverse Effect on Greater Community.
               (c) To Greater Community’s knowledge, except as set forth in the Greater Community Disclosure Schedule, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by Greater Community or any Greater Community Subsidiary.

          3.17. Reserves.
               (a) As of the date hereof, the reserve for loan and lease losses in the Greater Community Financial Statements is adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.
               (b) As of the date hereof, the reserve for Taxes as calculated under and required under FIN 48 is adequate for all contingencies and includes all reasonably possible contingencies.
          3.18. No Excess Parachute Payments. Except as set forth in the Greater Community Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of Greater Community or any Greater Community Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement, the Merger or the Bank Merger, to any payment or benefit from Greater Community, a Greater Community Subsidiary, Valley or VNB which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.
          3.19. Agreements with Bank Regulators. Except as set forth in the Greater Community Disclosure Schedule, neither Greater Community nor any Greater Community Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Valley by Greater Community prior to the date of this Agreement, nor has Greater Community been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Greater Community nor any Greater Community Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Valley by Greater Community prior to the date of this Agreement.
          3.20 Insider Loans. The Greater Community Disclosure Schedule sets forth, as of December 31, 2007, each loan, extension of credit, or guaranty from Greater Community or any of its Subsidiaries to any director or executive officer of Greater Community including (i) the name of the person receiving the benefit of loan, extension of credit or guaranty, (ii) the outstanding principal amount of such loan or extension of credit, and (iii) type of loan.
          3.21 SEC Documents; Other Reports; Internal and Disclosure Controls.
               (a) Greater Community has filed all required reports, schedules, registration statements and other documents, together with amendments thereto, with the SEC since December 31, 2004 (the “Greater Community SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Greater Community SEC Reports complied, and each such Greater Community SEC Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Greater Community SEC Reports. None of Greater Community’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of Greater Community has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and no enforcement action has been initiated against Greater Community by the SEC relating to disclosures contained in any Greater Community SEC Report.
               (b) Greater Community and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2004 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Greater Community and its Subsidiaries or as set forth in the Greater Community Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Greater Community, threatened an investigation into the business or operations of Greater Community or any of its Subsidiaries since December 31, 2004. Except as set forth in the Greater Community Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, Greater Community or any of its Subsidiaries.
               (c) Except as set forth in the Greater Community Disclosure Schedule, the records, systems, controls, data and information of Greater Community and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Greater Community or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Greater Community and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including that (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Greater Community and to maintain accountability for Greater Community’s assets; (iii) access to Greater Community’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Greater Community’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Greater Community (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-14(e) and 14d-14(e) of the Exchange Act) to ensure that material information relating to Greater Community and its Subsidiaries is made known to the management of Greater Community by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Greater Community SEC Reports, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Greater Community’s auditors and the audit committee of Greater Community’s Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Greater Community’s ability to record, process, summarize and report financial data and have identified for Greater Community’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Greater Community’s internal controls. Greater Community has made available to Valley a summary of any such disclosure made by management to Greater Community’s auditors and the audit committee of Greater Community’s Board since January 1, 2003. Greater Community is in compliance with Section 404 of the Sarbanes-Oxley Act.
               (d) Except as set forth in the Greater Community Disclosure Schedule, since January 1, 2005, (x) neither Greater Community nor any of its Subsidiaries nor, to the knowledge of Greater Community, any member of Greater Community’s Board of Directors, executive officer or controller of Greater Community or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Greater Community or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Greater Community or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Greater Community or any of its Subsidiaries, whether or not employed by Greater Community or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Greater Community or any of its officers, directors, employees or agents to any member of Greater Community’s Board of Directors or any executive officer of Greater Community.
          3.22. Loan Matters.
               (a) Except as set forth in the Greater Community Disclosure Schedule, each outstanding loan (including loans held for resale to investors) held by Greater Community or its Subsidiaries (the “Greater Community Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant Greater Community Loan files are being maintained, in all material respects in accordance with the relevant loan documents, Greater Community’s underwriting standards (and, in the case of Greater Community Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Greater Community.
               (b) Except as set forth in the Greater Community Disclosure Schedule, each Greater Community Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Greater Community’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The loan documents with respect to each Greater Community Loan were in material compliance with applicable laws and regulations at the time of origination or purchase by Greater Community or its Subsidiaries and are complete and correct in all material respects.
               (c) (i) The Greater Community Disclosure Schedule sets forth a list of all Loans as of December 31, 2007 by Greater Community and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of Greater Community or any of its Subsidiaries; (ii) except as listed in the Greater Community Disclosure Schedule, there are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the loan was made; and (iii) all such loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Greater Community.
               (d) The Greater Community Disclosure Schedule identifies (A) each Greater Community Loan that as of December 31, 2007 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Greater Community, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Greater Community Loan and the identity of the borrower thereunder, (B) each Greater Community Loan that would classified under FASB 114, and (C) each asset of Greater Community or any of its Subsidiaries that as of December 31, 2007 was classified as OREO and the book value thereof as of such date.
               (e) Except as set forth in the Greater Community Disclosure Schedule, none of the agreements pursuant to which Greater Community or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.
               (f) Except as set forth in the Greater Community Disclosure Schedule, Greater Community has not originated, serviced, and does not currently hold, directly or indirectly, any loans which would be commonly referred to a “subprime”, “Alt-A” or “negative amortization” loans, or home equity loans or lines of credit with a loan to value ration of over ninety percent (90%) (collectively, “High Risk Loans”).
               (g) Except as set forth in the Greater Community Disclosure Schedule, Greater Community does not own any investment securities that are secured by High Risk Loans.

               (h) In making all Greater Community Loans and continuing such Greater Community Loans, Greater Community and the Greater Community Subsidiaries have complied with and are in compliance with the provisions of the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973 and 12 CFR 22.1 et. seq. (“Flood Insurance Laws and Regulations”), except as set forth in the Greater Community Disclosure Schedule.
          3.23. Antitakeover Provisions. Greater Community has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “control share acquisition,” “business combination moratorium,” “fair price,” “affiliate transaction,” “anti-greenmail” or other form of antitakeover statute or regulation of any jurisdiction, including without limitation Sections 14A:10A-1 et. seq. of the NJBCA, known as the New Jersey Shareholders’ Protection Act.
          3.24. Termination of Oritani Merger Agreement and Related Expenses. Greater Community has terminated the Agreement and Plan of Merger by and between Oritani Financial Corp. (“Oritani”) and Greater Community dated November 13, 2007 (the “Oritani Merger Agreement”) and Greater Community shall not be responsible for any termination fees or expenses to Oritani under the Oritani Merger Agreement in excess of $700,000. Any expenses incurred and/or payments or other financial or other commitments made by Greater Community to third parties or to employees, officers or directors of Greater Community in connection with the Oritani Merger Agreement, together with any estimates therefor, are set forth in the Greater Community Disclosure Schedule.
          3.25 Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF VALLEY
          References herein to the “Valley Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Valley to Greater Community or will be delivered pursuant to Section 5.11 by Valley to Greater Community. Valley hereby represents and warrants to Greater Community as follows:
          4.1. Corporate Organization.
          (a) Valley is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Valley. Valley is registered as a bank holding company under the BHCA.
               (b) All of the Subsidiaries of Valley are listed in the Valley Disclosure Schedule. Each Subsidiary of Valley is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. VNB is a national bank whose deposits are insured by the FDIC to the fullest extent permitted by law. Each Subsidiary of Valley has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Valley.
          4.2. Capitalization. The authorized capital stock of Valley consists solely of 181,796,274 shares of Valley Common Stock and 30,000,000 shares of preferred stock, no par value per share (the “Valley Preferred Stock”), which may be divided into classes and into series within any class as determined by the Board of Directors. As of the date hereof, there were 119,933,384 shares of Valley Common Stock issued and outstanding net of treasury stock, and 2,577,335 treasury shares and no shares of Valley Preferred Stock outstanding. As of December 31, 2007, except for 3,392,420 shares of Valley Common Stock issuable upon exercise of outstanding stock options granted pursuant to the Valley Option Plans or the Acquired Stock Plans, there were no shares of Valley Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of Valley Common Stock, and all issued and outstanding shares of capital stock of Valley’s Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of Valley’s Subsidiaries are owned directly or indirectly by Valley free and clear of any liens, encumbrances, charges, restrictions or rights of third parties, except as listed in the Valley Disclosure Schedule. Except for the options and stock appreciation rights referred to above under the Valley Option Plans, neither Valley nor any of Valley’s Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Valley or Valley’s Subsidiaries or any securities representing the right to otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.
          4.3. Authority; No Violation.
               (a) Valley and VNB have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. Valley has a sufficient number of authorized but unissued shares of Valley Common Stock to pay the consideration for the Merger set forth in Article II of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Valley and VNB. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of VNB. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Valley and VNB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Valley and VNB and constitutes a valid and binding obligation of Valley and VNB, enforceable against Valley and VNB in accordance with its terms.
               (b) Neither the execution or delivery of this Agreement nor the consummation by Valley and VNB of the transactions contemplated hereby in accordance with the terms hereof, will (i) violate any provision of the Charter Documents of Valley or of VNB, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valley or VNB or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Valley or VNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valley or VNB is a party, or by which Valley or VNB or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as in the aggregate will not have a Material Adverse Effect on Valley, or the ability of Valley and VNB to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the Department, the FRB, the SEC, or applicable state securities bureaus or commissions and the shareholders of Valley, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Valley or VNB in connection with (a) the execution and delivery by Valley or VNB of this Agreement, (b) the consummation by Valley of the Merger and the other transactions contemplated hereby and (c) the execution and delivery by VNB of the Bank Merger Agreement and the consummation by VNB of the Bank Merger and other transactions contemplated thereby.
          4.4. Financial Statements.
               (a) Valley’s Annual Reports on Form 10-K filed with the SEC under the Exchange Act and available on the SEC’s EDGAR system set forth the consolidated statements of financial condition of Valley as of December 31, 2007, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for the periods ended December 31 in each of the three years 2005 through 2007, in each case accompanied by the audit report of Valley’s independent public accountants (collectively, the “Valley Financial Statements”). The Valley Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present the consolidated financial position of Valley as of the respective dates set forth therein, and the related consolidated statements of income, changes in shareholders’ equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in shareholders’ equity and of cash flows of Valley for the respective fiscal periods set forth therein.

               (b) The books and records of Valley and its Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.
               (c) Except as and to the extent reflected, disclosed or reserved against in the Valley Financial Statements (including the notes thereto), as of December 31, 2007 neither Valley nor any of its Subsidiaries had or has, as the case may be, any material obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Valley or any of its Subsidiaries and which are required by GAAP to be disclosed in the Valley Financial Statements. Since December 31, 2007, neither Valley nor any of its Subsidiaries have incurred any material liabilities, except in the ordinary course of business and consistent with prudent banking practice.
          4.5. Brokerage Fees. Except for fees to be paid to MG Advisors, Inc. and Stifel, Nicolaus & Company, Incorporated, neither Valley nor VNB nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.
          4.6. Absence of Certain Changes or Events. Except as disclosed in the Valley Disclosure Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of Valley and Valley’s Subsidiaries on a consolidated basis since December 31, 2007 and to Valley’s knowledge, no fact or condition exists which Valley believes will cause or is likely to cause such a material adverse change in the future.
          4.7. Valley and VNB Information. The information relating to Valley and its Subsidiaries to be provided by Valley for inclusion in the Proxy Statement-Prospectus, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement (except for such portions thereof as relate only to Greater Community or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement (except for such portions thereof as relate only to Greater Community or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
          4.8. Capital Adequacy. As of the date of this Agreement Valley has, and at the Effective Time, after taking into effect the Merger and the transactions contemplated hereunder, Valley will have, sufficient capital to satisfy all applicable regulatory capital requirements.
          4.9. Valley Common Stock. As of the date hereof, Valley has available and reserved shares of Valley Common Stock sufficient for issuance pursuant to the Merger and upon the exercise of the Warrants. The Valley Common Stock to be issued hereunder pursuant to the Merger, and upon exercise of the Warrants, when so issued, will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Valley, with no personal liability attaching to the ownership thereof. The Warrants to be issued hereunder pursuant to the Merger, and the Valley Common Stock to be issued upon exercise of the Warrants, when so issued, will be registered under the Securities Act and issued in accordance with all applicable state and federal laws, rules and regulations, and such Valley Common Stock will be listed for trading on the New York Stock Exchange (the “NYSE”).
          4.10. Legal Proceedings. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor its Subsidiaries is a party to any, and there are no pending or, to Valley’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Valley or any of its Subsidiaries which, if decided adversely to Valley, or any of its Subsidiaries, would have a Material Adverse Effect on Valley. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of Valley’s Subsidiaries is a party to any order, judgment or decree entered against Valley or any such Subsidiary in any lawsuit or proceeding which would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis.
          4.11. Taxes and Tax Returns. (a) Valley and its Subsidiaries have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any Taxes and have duly paid (and until the Effective Time will so pay) all such Taxes due and payable, other than Taxes or other charges which are being contested in good faith. Valley and its Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all Taxes not yet due and payable, but incurred in respect of Valley and its Subsidiaries through such date, which reserves are, to Valley’s knowledge, adequate for such purposes. No deficiencies exist or have been asserted based upon any Returns of Valley or its Subsidiaries.
               (b) Except as set forth in the Valley Disclosure Schedule, neither Valley, nor any of its Subsidiaries: (i) has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (ii) have participated in or otherwise engaged in any transaction described in Treasury Regulations Section 301.6111-2(b)(2) or any “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); and/or (iii) has received any claim by a Governmental Entity in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.
               (c) Except as set forth in the Valley Disclosure Schedule, (i) Valley and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) Valley and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) will not result in a Material Adverse Effect on Valley.
          4.12 Valley Shareholder Approval Not Required. Neither the execution of this Agreement nor the transactions contemplated hereby require the approval of the shareholders of Valley.
          4.13. Employee Benefit Plans.
               (a) Valley and its Subsidiaries maintain or contribute to certain “employee pension benefit plans” (the “Valley Pension Plans”), as such term is defined in Section 3 of ERISA, and “employee welfare benefit plans” (the “Valley Welfare Plans”), as such term is defined in Section 3 of ERISA. Since September 2, 1974, neither Valley nor its Subsidiaries have contributed to any “Multiemployer Plan”, as such term is defined in Section 3(37) of ERISA.
               (b) Except as set forth on the Valley Disclosure Schedule, to Valley’s knowledge, each of the Valley Pension Plans and each of the Valley Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.
               (c) To Valley’s knowledge, no “accumulated funding deficiency” within the meaning of Section 412 of the Code has been incurred with respect to any of the Valley Pension Plans.
               (d) Except with respect to customary health, life and disability benefits or as disclosed on the Valley Disclosure Schedule, there are no unfunded benefit obligations which are not accounted for by reserves shown on the financial statements of Valley and established under GAAP or otherwise noted on such financial statements.
          4.14. Compliance with Applicable Law. Except as set forth on the Valley Disclosure Schedule, Valley and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Valley and its Subsidiaries (other than where such default or non-compliance will not result in a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis) and Valley has not received notice of violations of, and does not know of any violations of, any of the above. Without limiting the foregoing, to Valley’s knowledge (i) VNB has complied in all material respects with the CRA and (ii) no person or group would object to the consummation of the Merger due to the CRA performance or rating of VNB. To Valley’s knowledge, except as listed on the Valley Disclosure Schedule, no person or group has adversely commented upon VNB’s CRA performance.
          4.15. Environmental Matters. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Valley or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Valley or its Subsidiaries. Except as disclosed in the Valley Disclosure Schedule, Valley has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Valley or any of its Subsidiaries in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a Material Adverse Effect on Valley.
          4.16. Reserves. As of the date hereof, the reserve for loan and lease losses in the Valley Financial Statements is, to Valley’s knowledge, adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.
          4.17. Agreements with Bank Regulators. Except as set forth on the Valley Disclosure Schedule, neither Valley nor any Valley Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Valley been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither VNB nor any Valley Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Greater Community by Valley prior to the date of this Agreement.
          4.18. Disclosures. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.
ARTICLE V
COVENANTS OF THE PARTIES
          5.1. Conduct of the Business of Greater Community. During the period from the date of this Agreement to the Effective Time, Greater Community shall, and shall cause each of its Subsidiaries to, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent banking practice, except with the prior written consent of Valley. Greater Community also shall use its best efforts to (i) preserve its business organization and that of each Greater Community Subsidiary intact, (ii) keep available to itself the present services of its employees and those of its Subsidiaries, provided that neither Greater Community nor any of its Subsidiaries shall be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement, and (iii) preserve for itself and Valley the goodwill of its customers and those of its Subsidiaries and others with whom business relationships exist.
          5.2. Negative Covenants and Dividend Covenants. Greater Community agrees that from the date hereof to the Effective Time, except as otherwise approved by Valley in writing (and with respect to clauses (v), (viii) and (ix) below, which approval shall not be unreasonably delayed or withheld) or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:
     (i) change any provision of its Charter Documents;
     (ii) change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Greater Community or any Greater Community Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except as set forth in the Greater Community Disclosure Schedule;
     (iii) grant any severance or termination pay (other than pursuant to policies of Greater Community in effect on the date hereof and disclosed in the Greater Community Disclosure Schedule or as agreed to by Valley in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees, adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees except for increases in compensation to officers and employees in the usual and ordinary course of business consistent with past practice;
     (iv) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies, except as set forth in the Greater Community Disclosure Schedule;
     (v) make any capital expenditures in excess of $200,000 in the aggregate other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to Valley, except as set forth in the Greater Community Disclosure Schedule;
     (vi) file any applications or make any contract with respect to branching or site location or relocation;
     (vii) agree to acquire in any manner whatsoever (other than to realize upon on collateral for a defaulted loan) any business or entity;

     (viii) make any new investments in securities other than investments in government, municipal or agency bonds having an average maturity or duration of less than five years;
     (ix) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP;
     (x) take any action that would result in any of the representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied; or
     (xi) agree to do any of the foregoing.
          5.3. No Solicitation. So long as this Agreement remains in effect, neither Greater Community nor CB shall, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Valley) concerning any (i) merger of Greater Community or CB, (ii) sale of a majority of the outstanding shares of common stock of Greater Community or CB, (iii) sale of substantial assets or liabilities of Greater Community or CB not in the ordinary course of business, or (iv) similar transactions involving Greater Community or CB (an “Acquisition Transaction”). Notwithstanding the foregoing, Greater Community may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Greater Community, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Greater Community shall promptly communicate to Valley the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.
          5.4. Current Information. During the period from the date of this Agreement to the Effective Time, Greater Community will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Valley regarding Greater Community’s business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, Greater Community shall provide Valley with forty eight (48) hours’ prior written notice before it or any of its Subsidiaries issue any new loan or lease, extension of credit, or renewal of an existing loan, extension of credit, or lease in excess of $1,000,000, or increase by $1,000,000 or more the aggregate credit outstanding or lease commitment, and provide Valley with a copy of the loan offering for any such loan, extension of credit, lease, or renewal upon request. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, Greater Community will deliver to Valley CB’s call reports filed with the Department and the FDIC.
          5.5. Access to Properties and Records; Confidentiality.

               (a) Greater Community and CB shall permit Valley and its representatives, and Valley and VNB shall permit Greater Community and its representatives, accompanied by an officer of the respective party, reasonable access to their respective properties, and shall disclose and make available to Valley and its representatives or Greater Community and its representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings, Charter Documents, material contracts and agreements, filings with any regulatory authority, independent auditors’ work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which Valley and its representatives or Greater Community and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Greater Community acknowledges that Valley may be involved in discussions concerning potential acquisitions of banks and other entities and Valley shall not be obligated to disclose such information to Greater Community except as such information is publicly disclosed by Valley.
               (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party’s advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby is abandoned, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.
               (c) Without limiting the rights provided under Section 5.5(a), each of Valley and Greater Community, for a period of 45 calendar days following the date of this Agreement, shall have the right to conduct a full and complete acquisition audit and to perform such due diligence as it deems appropriate, using its own officers and employees or third parties, for purposes of determining whether there is a material breach of any representation or warranty hereunder or a material adverse change in the business or financial condition of the other party.

Such acquisition audit or due diligence shall not be limited or restricted by virtue of any audit or due diligence performed before the date hereof or for any other reason, but shall not unduly interfere with the business of the other party.
          5.6. Regulatory Matters.
               (a) For the purposes of holding the Shareholders Meeting (as defined in Section 5.7) and qualifying under applicable federal and state securities laws the Valley Common Stock and the Warrants to be issued to Greater Community shareholders in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by Valley with the SEC of a Registration Statement including a proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the Securities Act, the Exchange Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by Greater Community to its shareholders together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus” and the various documents to be filed by Valley under the Securities Act with the SEC to register the Valley Common Stock for sale, including the Proxy Statement-Prospectus, are referred to herein as the "Registration Statement”).
               (b) Valley shall furnish Greater Community with such information concerning Valley and its Subsidiaries as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to such entities, to comply with Section 5.6(a) hereof. Valley agrees promptly to advise Greater Community if at any time prior to the Shareholders Meeting any information provided by Valley in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide Greater Community with the information needed to correct such inaccuracy or omission. Valley shall promptly furnish Greater Community with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to Valley and the Valley Subsidiaries, to comply with Section 5.6(a) after the mailing thereof to Greater Community’s shareholders.
               (c) Greater Community shall furnish Valley with such information concerning Greater Community as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to Greater Community, to comply with Section 5.6(a) hereof. Greater Community agrees promptly to advise Valley if at any time prior to the Shareholders Meeting, any information provided by Greater Community in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide Valley with the information needed to correct such inaccuracy or omission. Greater Community shall promptly furnish Valley with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to Greater Community and CB to comply with Section 5.6(a) after the mailing thereof to Greater Community’s shareholders.
               (d) Valley shall as promptly as practicable make such filings, if any, as are necessary in connection with the offering of the Valley Common Stock and the Warrants with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock and Warrants under applicable state securities laws at the earliest practicable date. Greater Community shall promptly furnish Valley with such information regarding Greater Community shareholders as Valley requires to enable it to determine what filings are required hereunder.

Greater Community authorizes Valley to utilize in such filings the information concerning Greater Community and CB provided to Valley in connection with, or contained in, the Proxy Statement-Prospectus. Valley shall furnish Greater Community’s counsel with copies of all such filings and keep Greater Community advised of the status thereof. Valley and Greater Community shall as promptly as practicable file the Registration Statement containing the Proxy Statement-Prospectus with the SEC, and each of Valley and Greater Community shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement-Prospectus.
               (e) Valley shall cause the Valley Common Stock issuable pursuant to the Merger to be listed on the NYSE at the Effective Time. Valley shall cause the Valley Common Stock which shall be issuable pursuant to exercise of Warrants to be accepted for listing on the NYSE when issued.
               (f) Valley shall use reasonable efforts to cause the Warrants to be listed on the NASDAQ Stock Market or other national securities exchange, if possible; provided that the decision to list shall be subject to Valley’s reasonable business discretion based upon the cost of such listing and the listing standards. Valley shall make the listing decision as soon as practical and, if possible, before the Proxy Statement-Prospectus is finalized for mailing.
               (g) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC, the FDIC, the FRB and the Department. The parties shall each have the right to review in advance and comment on all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. Valley and VNB shall use their best efforts to cause their applications to the OCC and the FRB to be filed within thirty (30) days of the date hereof. Greater Community shall deliver to Valley within ten (10) days of the date hereof all information necessary to complete such application as requested in writing by Valley. Valley shall provide to Greater Community drafts of all filings and applications referred to in this Section 5.6(g) and shall give Greater Community the opportunity to comment thereon prior to their filing.
               (h) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.
               (i) Greater Community acknowledges that Valley is in or may be in the process of acquiring other banks and other entities and that in connection with such acquisitions, information concerning Greater Community may be required to be included in the registration statements, if any, for the sale of securities of Valley or in SEC reports in connection with such acquisitions. Greater Community agrees to provide Valley with any information, certificates, documents or other materials about Greater Community as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by Valley prior to the Effective Time. Greater Community shall use its reasonable efforts to cause its attorneys and accountants to provide Valley and any underwriters for Valley with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Valley shall reimburse Greater Community for reasonable expenses thus incurred by Greater Community should this transaction be terminated for any reason. Valley shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding Greater Community unless Greater Community shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.
               (j) Between the date of this Agreement and the Effective Time, Greater Community shall cooperate with Valley to reasonably conform Greater Community’s policies and procedures regarding applicable regulatory matters, to those of Valley as Valley may reasonably identify to Greater Community from time to time, provided that any required change in Greater Community’s practices need not be effected (A) more than five days prior to the Effective Time and (B) unless and until all necessary regulatory, governmental and shareholder approvals and consents have been received, all statutory waiting periods in respect thereof have expired, Valley agrees in writing that all conditions precedent to the Closing have occurred (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), and Valley has provided the Closing Notice. To the extent that Greater Community or the Greater Community Subsidiaries are not in compliance with Flood Insurance Laws and regulations, they shall promptly take all actions necessary to bring Greater Community and the Greater Community Subsidiaries into compliance prior to the Closing.
          5.7. Approval of Shareholders.
               Greater Community will (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of Greater Community (such meeting or any adjournment thereof, the “Shareholders Meeting”) for the purpose of securing the approval of shareholders of this Agreement, (ii) subject to the qualification set forth in Section 5.3 hereof and the right not to make a recommendation or to withdraw a recommendation if Greater Community’s Board of Directors, after consulting with counsel, determines in the exercise of its fiduciary duties that such recommendation should not be made or should be withdrawn, recommend to the shareholders of Greater Community the approval of this Agreement and the transactions contemplated hereby and use its reasonable best efforts to obtain, as promptly as practicable, such approval, and (iii) cooperate and consult with Valley with respect to each of the foregoing matters. Within five days of the date of execution of this Agreement, Greater Community shall cause each of the directors of Greater Community in their capacity as shareholders and John L. Soldoveri to execute and deliver to Valley a Voting Agreement, the form of which is attached hereto as Exhibit C.
          5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.
          5.9. Public Announcements. The parties hereto shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation or as to which the party releasing such information has used its best efforts to discuss with the other party in advance.
          5.10. Failure to Fulfill Conditions. In the event that Valley or Greater Community determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to November 30, 2008 (the “Cutoff Date”) and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions Valley may enter into with other parties, Greater Community and Valley will promptly inform the other of any facts applicable to Greater Community or Valley, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.
          5.11. Disclosure Delivery and Disclosure Supplements.
               (a) Promptly, and in any event within ten days of the date hereof, Greater Community shall deliver to Valley and its counsel a binder containing true copies of all documents specifically required to be attached as set forth in the applicable Greater Community Disclosure Schedule. From time to time prior to the Effective Time, Greater Community shall deliver to Valley and its counsel true copies of such other documents referred to or described in the Greater Community Disclosure Schedule, or otherwise, as requested by Valley and/or its counsel.
               (b) From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. If the disclosure contained in any such supplement (i) relates to events occurring before execution of this Agreement or (ii) alone or together with other supplements or amendments materially adversely affects the representation to which the amendment or supplement relates, the party receiving the amendment or supplement may determine not to accept it as a modification of the relevant representation. Notice of such determination, if made, shall be given by the receiving party to the other party not later than 15 days after it received the disclosure in question. If such notice is not timely given, or if the disclosure in question did not contain any matter of the nature specified in clause (i) or (ii) of the second preceding sentence, the relevant representation shall be deemed modified by the disclosure in the amendment or supplement with the same effect as though that disclosure had been included in the relevant Disclosure Schedule as furnished prior to execution of this Agreement.
          5.12 Transaction Expenses of Greater Community.
               (a) For planning purposes, Greater Community shall, within 30 days from the date hereof, provide Valley with its estimated budget of transaction-related expenses reasonably anticipated to be payable by Greater Community in connection with this transaction based on facts and circumstances currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Greater Community shall promptly notify Valley if or when it determines that it will expect to exceed its budget. Prior to signing this Agreement, Greater Community has disclosed to Valley the method by which the fees of its investment bankers and counsel in connection with this transaction are to be determined, and has disclosed to Valley the fees of its counsel in connection with this transaction through a recent date.
               (b) Promptly, but in any event within 30 days, after the execution of this Agreement, Greater Community shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Greater Community shall accrue and/or pay all of such amounts as soon as possible.
               (c) Greater Community shall cause its professionals to render monthly invoices within 30 days after the end of each month. Greater Community shall notify Valley monthly of all out-of-pocket expenses which Greater Community has incurred in connection with this transaction.
               (d) Valley, in reasonable consultation with Greater Community, shall make all arrangements with respect to the printing and mailing of the Proxy Statement-Prospectus.
          5.13. Closing. The parties hereto shall cooperate and use reasonable efforts to try to cause the Effective Time to occur on or before July 31, 2008.
          5.14. Indemnification.
                (a) For a period of six years after the Effective Time, Valley shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Greater Community (collectively, the "Greater Community Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Greater Community Indemnitee (“Costs”) by reason of the fact that he or she is or was a director or officer of Greater Community or acted as a director or officer of a third party at the request of Greater Community, in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) (each a “Claim” and collectively, “Claims”), including without limitation any Claim which is based upon, arises out of or in any way relates to the Merger, this Agreement, any of the transactions contemplated by this Agreement, the Greater Community Indemnitee’s service as a member of the Board of Directors of Greater Community or any committee thereof, the events leading up to the execution of this Agreement, any statement, announcement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, in each case to the fullest extent which Greater Community would have been permitted under any applicable law and its Charter Documents had the Merger not occurred (and Valley shall also advance expenses as incurred to the fullest extent so permitted).
               (b) From and after the Effective Time, Valley shall assume and honor any obligation of Greater Community immediately prior to the Effective Time with respect to the indemnification of the Greater Community Indemnitees arising out of the Charter Documents of Greater Community or arising out of any written indemnification agreements between Greater Community and such persons disclosed in the Greater Community Disclosure Schedule, as if such obligations were pursuant to a contract or arrangement between Valley and such Greater Community Indemnitees.
               (c) In the event Valley or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Valley assume the obligations set forth in this Section 5.14.
               (d) Valley shall cause Greater Community’s officers and directors to be covered, for a period of six years after the Effective Time, at Valley’s option, under (i) Valley’s then current officers’ and directors’ liability insurance policy (providing substantially similar coverage to Greater Community’s officers and directors such officers and directors had under Greater Community’s existing policy), or (ii) an extension of Greater Community’s existing officers’ and directors’ liability insurance policy. However, Valley shall only be required to insure such persons upon terms and for coverages substantially similar to Greater Community’s existing officers’ and directors’ liability insurance, and if such coverage over a six year period would in the aggregate cost more than 200% of the annual premium currently paid by Greater Community for such coverage, then Valley shall be required only to obtain such coverage as may be obtained by an expenditure equal to 200% of the annual premium currently paid by Greater Community for such coverage.
               (e) Any Greater Community Indemnitee wishing to claim indemnification under this Section 5.14 shall promptly notify Valley upon learning of any Claim, but the failure to so notify shall not relieve Valley of any liability it may have to such Greater

Community Indemnitee if such failure does not materially prejudice Valley. In the event of any Claim (whether arising before or after the Effective Time) as to which indemnification under this Section 5.14 is applicable, (x) Valley shall have the right to assume the defense thereof and Valley shall not be liable to such Greater Community Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Greater Community Indemnitee in connection with the defense thereof, except that if Valley elects not to assume such defense, or counsel for the Greater Community Indemnitees advises that there are issues which raise conflicts of interest between Valley and the Greater Community Indemnitees, the Greater Community Indemnitees may retain counsel satisfactory to them, and Valley shall pay the reasonable fees and expenses of such counsel for the Greater Community Indemnitees as statements therefor are received; provided, however, that Valley shall be obligated pursuant to this Section 5.14(e) to pay for only one firm of counsel for all Greater Community Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Greater Community Indemnitees would present such counsel with a conflict of interest that is not waivable by the Greater Community Indemnitees, and (y) the Greater Community Indemnitees will cooperate in the defense of any such matter. Valley shall not be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent, which will not be unreasonably withheld. Notwithstanding anything to the contrary in this Section 5.14, Valley shall not have any obligation hereunder to any Greater Community Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Greater Community Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.
          5.15. Employment and Director Matters.
               (a) Following consummation of the Merger, Valley will honor the existing written employment and severance contracts with officers and employees of Greater Community and CB that exist on the date hereof and are included in the Greater Community Disclosure Schedule.
               (b) Before or following consummation of the Merger, Valley will decide whether to continue each of CB and/or Greater Community’s pension and welfare plans for the benefit of employees of CB and Greater Community, or to have such employees become covered under a Valley Pension and Welfare Plan. Subject to the foregoing, following consummation of the Merger, Valley shall make available to all employees and officers of Greater Community who become employed by VNB coverage under the benefit plans generally available to VNB’s employees and officers (including pension and health and hospitalization) on the terms and conditions available to VNB’s employees and officers with no uninsured waiting periods for enrollment in Valley or VNB medical and dental plans for Greater Community employees and their dependents. No prior existing condition limitation not currently imposed by Greater Community or CB medical or dental plans shall be imposed with respect to Valley’s or VNB’s medical and dental plans on Greater Community or CB employees. Greater Community and CB employees shall receive credit for any deductibles paid under Greater Community and CB existing medical and dental plans. Greater Community employees will be given credit for voting and eligibility purposes (but not for benefit and accrual purposes) under Valley’s or VNB’s medical, life, vacation, sick leave, disability and other welfare plans for prior service with Greater Community, and Greater Community’s employees will be granted credit for such prior service with Greater Community, solely for purposes of eligibility and vesting under Valley’s or VNB’s 401(k) plan. No Greater Community employee will be given credit for prior service under Valley’s or VNB’s Pension Plan.
               (c) Valley intends to give priority consideration to Greater Community and CB Employees for open positions at Valley and its Subsidiaries to the extent their jobs with Greater Community or CB are eliminated in connection with the Merger.
               (d) Following the consummation of the Merger and for one year thereafter, VNB shall, to the extent not duplicative of other severance benefits, pay severance to Greater Community and CB employees in accordance with Valley’s written severance policy (except that Greater Community and CB employees will receive 2 weeks of salary for each year of service without cap) and shall provide out placement assistance to each employee with a position of Vice President or above at no cost to such employees, provided, however, that Valley shall not be required to expend more than $5,000 per employee with regard to such out placement assistance.
               (e) Greater Community shall be entitled to name one non-management director to the Valley Board of Directors, subject to the Valley Board of Directors’ Nominating and Corporate Governance Committee approval process. Valley shall use its best efforts to take all applicable corporate action to commence the approval process so that such individual is added to the Valley Board of Directors upon or promptly following the Closing Date.
               (f) Each non-management Greater Community director, other than the individual appointed to the Valley Board of Directors, shall be offered the opportunity to participate in a Valley regional advisory board which will be established in the Passaic County, New Jersey area.
          5.16. Tax-Free Reorganization Treatment. Neither Valley nor Greater Community shall intentionally take, fail to take or cause to be taken or not taken, any action within its control, which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.
          5.17. Bank Policies and Bank Mergers. Notwithstanding that Greater Community believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Greater Community recognizes that Valley may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan of integration for the Bank Merger, Greater Community and Valley shall consult and cooperate with each other with respect to (i) conforming to the extent appropriate, based upon such consultation, Greater Community’s loan, accrual and reserve policies and Greater Community’s other policies and procedures regarding applicable regulatory matters, including without limitation Federal Reserve, Bank Secrecy Act and FDIC matters, to those policies of Valley as Valley may reasonably identify to Greater Community from time to time, and (ii) conforming, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of Greater Community and CB to the extent appropriate; provided that any required change in Greater Community’s practices in connection with the matters described above need not be effected (A) more than five days prior to the Effective Time and (B) unless and until all necessary regulatory, governmental and shareholder approvals and consents have been received, all statutory waiting periods in respect thereof have expired, Valley agrees in writing that all conditions precedent to the Closing have occurred (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), and Valley has provided the Closing Notice. No accrual or reserve made by Greater Community or any Greater Community Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.1(e) or Section 7.1(f) hereof.
          5.18 Certain Tax Matters. With respect to each compensatory agreement and arrangement of Greater Community, each Greater Community Pension Plan and each Greater Community Welfare Plan, in each case subject to Section 409A of the Code (if any), Greater Community shall amend each such plan or cause each such plan to be amended to the extent necessary to comply with Section 409A of the Code prior to the Effective Time. Such amendments shall be provided to Valley and its counsel at least ten days prior to their proposed adoption by Greater Community or CB and shall be subject to the prior written approval of Valley, which shall not be unreasonably withheld.
          5.19. Valley Board Observer. From the date hereof, Greater Community and CB shall provide Valley with reasonable advance notice of any meetings or other proceedings of the Board of Directors of Greater Community and CB and Valley shall have the right to have an observer present at any such meetings or proceedings. Greater Community and CB shall provide Valley and its counsel with the written minutes of any such meetings or proceedings.
ARTICLE VI
CLOSING CONDITIONS
          6.1. Conditions of Each Party’s Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:
               (a) Approval of Shareholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Greater Community. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.
               (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the OCC and any approval or waiver required by the FRB) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Greater Community and CB, taken as a whole, to Valley. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired. Both VNB and CB shall have taken all necessary action to consummate the Bank Merger immediately after the Effective Time.
               (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Valley or Greater Community determines in good faith, based upon the advice of their respective counsel, and taking into consideration insurance coverage, if any, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger or the Bank Merger.
               (d) Tax Opinion. Valley shall use its best efforts so that Greater Community and Valley shall have received an opinion of Day Pitney LLP reasonably satisfactory in form and substance to Greater Community and its counsel and to Valley based, in each case, upon representation letters required by Day Pitney LLP, dated on or about the date of such opinion, and such other facts and representations as counsel may reasonably deem relevant, to the effect that: (i) the Merger will be treated for federal income tax purposes as a “reorganization” qualifying under the provisions of Section 368 of the Code; and (ii) no gain or loss will be recognized for federal income tax purposes to Valley, Greater Community, VNB or CB or to the shareholders of Greater Community upon the exchange of Greater Community Common Stock solely for Valley Common Stock and the Warrants. The tax opinions of Day Pitney LLP, summarized above are or will be based, among other things, on representations contained in certificates of the officers of Greater Community and Valley.
               (e) NYSE Listing. The Valley Common Stock shall have been approved for listing on the NYSE.
          6.2. Conditions to the Obligations of Valley Under this Agreement. The obligations of Valley under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:
               (a) Representations and Warranties; Performance of Obligations of Greater Community and CB. The representations and warranties of Greater Community contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Greater Community shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has been the subject of a supplement or amendment to the Greater Community Disclosure Schedule, that representation or warranty shall be deemed modified by the disclosure contained in such supplement or amendment only under the circumstances set forth in Section 5.11.

               (b) Consents. Valley shall have received the written consents of any person whose consent to the transactions contemplated hereby is required under the applicable instrument.
               (c) CB Action. CB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.
               (d) Legal Fees. Greater Community shall have furnished Valley with letters from all attorneys representing Greater Community and CB in any matters confirming that all material legal fees have been paid in full for services rendered as of the Effective Time.
               (e) Merger Related Expense. Greater Community shall have provided Valley with an accounting of all merger related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date. The merger related expenses of Greater Community, other than printing expenses (which are within the control of Valley) shall be reasonable, taking into account normal and customary billing rates, fees and expenses for similar transactions.
               (f) Oritani Merger Agreement. The Oritani Merger Agreement shall have been terminated and, to the knowledge of Valley and Greater Community, neither Oritani nor any other person shall have made a claim or instituted any suit, action or other proceeding regarding the Oritani Merger Agreement other than a claim for a termination fee by Oritani under such agreement not in excess of $700,000.
               (g) Certificates. Greater Community shall have furnished Valley with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Valley may reasonably request.
          6.3. Conditions to the Obligations of Greater Community Under this Agreement. The obligations of Greater Community under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:
               (a) Representations and Warranties; Performance of Obligations of Valley. The representations and warranties of Valley contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Valley shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has been the subject of a supplement or amendment to the Valley Disclosure Schedule, that representation or warranty shall be deemed modified by the disclosure contained in such supplement or amendment only under the circumstances set forth in Section 5.11.
               (b) VNB Action. VNB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

               (c) Warrant Agreement. Valley shall have, at the Closing, entered into a Warrant Agreement with a warrant agent to be chosen in the sole discretion of Valley.
               (d) Certificates. Valley shall have furnished Greater Community with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Greater Community may reasonably request.
ARTICLE VII
TERMINATION
          7.1 Permissive Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Greater Community:
               (a) by mutual consent of Greater Community and Valley;
               (b) by either Valley or Greater Community upon written notice to the other party (i) 60 days after the date on which any request or application for a required regulatory approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining (other than on a temporary basis) or otherwise prohibiting the Merger;
               (c) by either Valley or Greater Community, if the Merger shall not have been consummated on or before the Cutoff Date unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
               (d) by either Valley or Greater Community if the approval of the shareholders of Greater Community required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;
               (e) by either Valley or Greater Community (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 20 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing, and which breach of a representation or warranty, would, individually or in the aggregate with other breaches, result in a Material Adverse Effect with respect to the party committing such breach;

               (f) by either Valley or Greater Community (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party hereto, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;
               (g) by Greater Community, if Greater Community’s Board of Directors shall have approved a definitive agreement reflecting an Acquisition Transaction (the “Alternative Agreement”), but only if (1) at least 48 hours prior to entering into the Alternative Agreement, Greater Community provides a copy of the Alternative Agreement to Valley, (2) the Board of Directors of Greater Community, after consultation with outside legal counsel and after considering any response that Valley may have after reviewing the Alternative Agreement, determines in good faith that approving the Alternative Agreement is legally necessary for the proper discharge of its fiduciary duties under applicable law, (3) the Board of Directors of Greater Community, after consultation with its financial advisor and after considering any response that Valley may have after reviewing the Alternative Agreement, determines in good faith that the transactions contemplated by the Alternative Agreement are reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the transaction and the party offering to enter into the Alternative Agreement, and would, if consummated, be more favorable to the shareholders of Greater Community than the transaction contemplated by this Agreement and any transaction then being proposed by Valley; and (4) prior to terminating this Agreement, Greater Community (A) delivers to Valley a written acknowledgment, in form and substance reasonably satisfactory to Valley, that upon consummation of the first closing contemplated by the Alternative Agreement, Greater Community (and its successors) shall be obligated to pay to Valley the Valley Termination Fee (as hereinafter defined) and the Valley Termination Expenses (as hereinafter defined) and (B) delivers to Valley a release signed by the parties to the Alternative Agreement, which release shall be in form and substance reasonably satisfactory to Valley and shall irrevocably waive any right the releasing parties may have to challenge the payment to Valley of the Valley Termination Fee and the payment to Valley of the Valley Termination Expenses;
               (h) by Valley, if an event occurs which may give rise to the payment of a Valley Termination Fee and/or Valley Termination Expenses pursuant to Section 7.3;
               (i) by Valley if the conditions set forth in Sections 6.1 and 6.2 are not satisfied and are not capable of being satisfied by the Cutoff Date; or
               (j) by Greater Community if the conditions set forth in Sections 6.1 and 6.3 are not satisfied and are not capable of being satisfied by the Cutoff Date.
          7.2. Effect of Termination. In the event of termination of this Agreement by either Valley or Greater Community as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that Sections 7.1, 7.3 and 7.4 shall survive any termination of this Agreement.

          7.3. Valley Termination Fee; Expenses. In the event that at any time after the date of this Agreement (A) the Greater Community Shareholders Meeting shall have been adjourned or canceled without the written consent of Valley, which written consent shall not be unreasonably delayed or withheld with respect to an adjournment if such adjournment is sought for the sole purpose of obtaining required Greater Community Shareholder approval of the Merger, such adjournment not to exceed 45 days, (B) the Board of Directors of Greater Community shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Valley, its recommendation, or shall have failed to reconfirm its recommendation, that the shareholders of Greater Community approve the transactions contemplated by this Agreement, or (C) Greater Community shall have breached any covenant or obligation contained in this Agreement and such breach would entitle Valley to terminate this Agreement, and in any such case this Agreement is terminated, then Greater Community shall pay to Valley on the date of such termination an amount equal to the out-of-pocket expenses incurred by Valley in connection with the transactions contemplated by this Agreement (as itemized by Valley) (the “Valley Termination Expenses”). If such termination covered by items (A) through (C) above occurs after either (x) a bona fide Acquisition Transaction shall have been communicated to Greater Community or (y) after the date hereof, it shall have been publicly announced that any person other than Valley or any Subsidiary of Valley shall have made a bona fide proposal by public announcement or written communication that becomes the subject of public disclosure to engage in a merger, consolidation or similar transaction with, or a purchase or other acquisition of all or substantially all of the assets or a majority of the outstanding shares of Common Stock of, Greater Community, then, in any such case, Greater Community shall, concurrent with the consummation of an Acquisition Event (as hereinafter defined) occurring within 12 months after such termination, pay to Valley (I) a fee of Six Million Dollars ($6,000,000) (the “Valley Termination Fee”) and (II) the Valley Termination Expenses. For purposes of this Agreement, the term “Acquisition Event” shall mean the earlier to occur of (x) the signing of a definitive agreement to enter into an Acquisition Transaction and (y) the first closing contemplated by an Acquisition Transaction. Notwithstanding anything to the contrary in this Agreement, payment by Greater Community of the Valley Termination Fee shall be Valley’s sole and exclusive remedy against Greater Community and/or its Subsidiaries, or any officers, directors, employees, representatives or agents of Valley and/or its Subsidiaries in connection with a termination of this Agreement under this Section 7.3.
          7.4 Greater Community Termination Fee. In the event that at any time after the date of this Agreement, Valley shall have willfully and without reasonable justification breached a covenant or agreement contained in this Agreement and such breach has resulted in a termination of this Agreement by Greater Community in accordance with Section 7.1(f) (subject to the right of Valley to cure set forth therein), Valley shall, pay to Greater Community on the date of such termination an amount equal to Seven Hundred Thousand Dollars ($700,000) (the “Greater Community Termination Fee"). Notwithstanding anything to the contrary in this Agreement, Greater Community’s sole and exclusive remedy against Valley and/or its Subsidiaries, or any officers, directors, employees, representatives or agents of Valley or its Subsidiaries, in connection with a termination of this Agreement shall be the right to receive the Greater Community Termination Fee.

ARTICLE VIII
MISCELLANEOUS
          8.1. Expenses. Except as set forth above, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses, except that the cost of printing and mailing the Proxy Statement-Prospectus shall be borne equally by the parties hereto if the transaction is terminated.
          8.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:
(a)	If to Valley, to:

Valley National Bancorp 1455 Valley Road Wayne, New Jersey 07470 Attn.: Gerald Lipkin Chairman, President and Chief Executive Officer Facsimile No. (973) 305-8415

Copy to:

Day Pitney LLP Attn.: Ronald H. Janis, Esq. 7 Times Square New York, NY 10036 Facsimile No. (212) 916-2940

(b)	If to Greater Community, to:

Greater Community Bancorp 55 Union Boulevard Totowa, New Jersey 07512 Attn.: Anthony M. Bruno, Jr. Chairman, President and Chief Executive Officer Facsimile No. (973) 942-9816

Copy to:

Quarles & Brady LLP Attn.: Walter J. Skipper, Esq.

411 East Wisconsin Avenue Milwaukee, WI 53202 Facsimile No. (414) 978-8976
or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.
          8.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of Valley, Greater Community, VNB and CB and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the rights conferred upon Greater Community Indemnitees pursuant to Section 5.14 hereof.
          8.4. Entire Agreement. This Agreement, the Confidentiality Agreement between Valley and Greater Community dated March 6, 2008, the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto. If any provision of this Agreement is found invalid, it shall be considered deleted and shall not invalidate the remaining provisions.
          8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
          8.6. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.
          8.7. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
          8.8. Survival. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements and covenants set forth in Section 5.14 which shall survive the Merger, shall terminate as of the Effective Time. The provisions of Sections 5.5(b), 7.3, 7.4 and the Confidentiality Agreement, shall survive the termination of this Agreement.

          IN WITNESS WHEREOF, Valley and Greater Community have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

VALLEY NATIONAL BANCORP
By:	/s/ Gerald H. Lipkin
Gerald H. Lipkin
Chairman, President and Chief Executive Officer

GREATER COMMUNITY BANCORP
By:	/s/ Anthony M. Bruno, Jr.
Anthony M. Bruno, Jr.
Chairman, President and Chief Executive Officer

Exhibit A to
Agreement and Plan of Merger
AGREEMENT TO MERGE BETWEEN
VALLEY NATIONAL BANK
AND
GREATER COMMUNITY BANK
UNDER THE CHARTER OF VALLEY NATIONAL BANK,
UNDER THE TITLE OF VALLEY NATIONAL BANK
          THIS AGREEMENT made between Valley National Bank (hereinafter referred to as “VNB”), a national banking association organized under the laws of the United States, being located at [address], County of Passaic, in the State of New Jersey, with a capital of $[                     ] divided into [                     ] shares of common stock, each of $5.00 par value, $[                     ] of surplus, and undivided profits of $[                 ], as of December 31, 2007, and Greater Community Bank (hereinafter referred to as “CB”), a state-chartered commercial bank organized under the laws of the State of New Jersey being located at [address], County of Passaic in the State of New Jersey, with a capital of $[                     ], divided into [                     ] shares of common stock, each of [$5.00] par value, surplus of $[                     ], and undivided profits of $[                 ], as of December 31, 2007, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. Section 215(a)), and the New Jersey Banking Law of 1948, as amended, witnesseth as follows:
          Section 1. CB shall be merged into VNB under the charter of VNB.
          Section 2. The name of the receiving association (hereinafter referred to as the “Association”) shall be [Venus Bank].
          Section 3. The business of the Association shall be that of a national banking Association. This business shall be conducted by the Association at its main office which shall be located at [address], New Jersey, and at its legally established branches.
          Section 4. The amount of capital stock of the Association shall be $                    , divided into                       shares of common stock, each of $___ par value, and at the Effective Time, as hereinafter defined, the Association shall have a surplus of $                     , and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement, adjusted however, for normal earnings and expenses between December 31, 2007, and the Effective Time.
          Section 5. All assets of each of the merging banks, as they exist at the Effective Time, shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of their respective trust departments, of each of the merging banks existing as of the Effective Time.

          Section 6. CB shall contribute to the Association its capital set forth in the preamble, adjusted, however, for normal earnings, expenses and dividends between December 31, 2007, and the Effective Time.
          VNB shall have on hand at the Effective Time its capital as set forth in the preamble, adjusted, however, for normal earnings, expenses and dividends between December 31, 2007 and the Effective Time.
          Section 7. The shareholder of VNB shall retain its rights in the capital stock presently outstanding, which shall immediately and automatically become                       shares of common stock of the Association, each with $5.00 par value, and the shareholder of CB in exchange for the excess acceptable assets contributed by CB to the Association shall be entitled to receive                       shares of common stock of the Association, each with $5.00 par value.
          Section 8. Neither of the banks shall declare nor pay any dividend to its shareholder between the date of this Agreement and the time at which the merger shall become effective, nor dispose of any of its assets in any other manner except in the ordinary course of business consistent with prudent banking practice, provided, however, that VNB shall be entitled to pay dividends to its parent without restriction and CB may pay dividends to its parent, consistent with past practice, so long as the payment of such dividends shall thereby not cause a breach of any representation, covenant, agreement or condition to which Greater Community Bancorp is subject under the Agreement and Plan of Merger, dated as of March [___], 2008 among Valley National Bancorp, Greater Community Bancorp, VNB and CB (the “Merger Agreement”).
           Section 9. The present board of directors of VNB shall serve as the board of directors of the Association until the next annual meeting or until such time as their successors have been elected and have qualified.
          Section 10. The merger will become effective at the time (the “Effective Time”) specified in the merger approval to be issued by the Office of the Comptroller of the Currency. At the Effective Time, the articles of association of the resulting bank shall read in their entirety as set forth in Schedule 1 annexed hereto.
          Section 11. This Agreement shall be terminated automatically if the Merger Agreement is terminated as provided in the Merger Agreement.
          Section 12. This Agreement shall be ratified and confirmed by the affirmative vote of the shareholders of each of the merging banks owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the directors; and the merger shall become effective at the Effective Time.
          Section 13. Each of the representations, warranties and covenants of the parties hereto shall terminate as of the Effective Time, other than Section 5 hereof which shall survive the Effective Time.
          Section 14. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

          Section 15. Except as governed by federal law, the validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of New Jersey without regard to its conflicts of laws or rules.

          WITNESS, the signatures and seals of the merging banks this ___day of March, 2008, each set by its chairman, president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.

ATTEST:	VALLEY NATIONAL BANK

By:

ATTEST:	GREATER COMMUNITY BANK

By:

STATE OF NEW JERSEY	)
: ss.
COUNTY OF PASSAIC	)
          On this                      day of                     , ___, before me, a Notary Public for this state and county, personally came                      , as Chairman and Chief Executive Officer, and                                                                , as Cashier of Valley National Bank, and each of his/her capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal.
          WITNESS my official seal and signature this day and year.

(Seal of Notary)

STATE OF	)
: ss.
COUNTY OF PASSAIC	)
          On this                      day of                     , ___, before me, a Notary Public for this state and county, personally came                      , as Chairman and Chief Executive Officer, and                                                                , as                      of Greater Community Bank, and each of his/her capacity acknowledged this instrument to be the act and deed of the corporation and the seal affixed to it to be its seal.
          WITNESS my official seal and signature this day and year.

(Seal of Notary)

Schedule 1
ARTICLES OF ASSOCIATION
OF
VALLEY NATIONAL BANK1
NAME
          FIRST. The title of the Association shall be “Valley National Bank”.
MAIN OFFICE
          SECOND. The main office of the Association shall be in the City of                     , County of                     , State of New Jersey. The general business of the Association shall be conducted at its main office and its branches.
DIRECTORS
          THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five directors the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each director shall own a $1,000 equity interest in this Association or in a company which has control of the Association. The amount of the equity interest shall meet this requirement if it conforms to the requirements of 12 U.S.C. 72, as amended on March 31, 1980, or as amended from time to time thereafter. Any vacancy in the Board of Directors may be filled by action of the Board of Directors.
ANNUAL MEETING OF SHAREHOLDERS
          FOURTH. There shall be an annual meeting of the shareholders, the purpose of which shall be the election of Directors and the transaction of whatever other business may be brought before the meeting. The meeting shall be held at the main office of the Association or any other convenient place as the Board of Directors may designate, on the date of each year specified therefor in the By-laws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors.
          Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Association entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing management of the Association, shall be made in writing and shall be delivered or mailed to the President of the Association and to the Comptroller of the Currency, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the President of the

[1]	As will be in effect after the merger.

Association and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Association that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Association owned by the notifying shareholder. Nominations not made in accordance herewith may be disregarded by the Chairman of the meeting, in his discretion, and upon his instructions the vote tellers may disregard all votes cast for each such nominee.
CAPITAL
          FIFTH. The authorized amount of capital stock of this Association shall be [                    ] shares of common stock of the par value of five dollars ($5.00) each; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.
          No holder of shares of the capital stock of any class of the Association shall have any pre-emptive or preferential right of subscription to (i) any shares of any class of stock of the Association, whether now or hereafter authorized, or (ii) to any obligations convertible into stock of the Association, or (iii) to any right of subscription to any of the foregoing; except any of the foregoing rights which the Board of Directors, in its sole discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.
          The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.
OFFICERS
          SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another director to be the Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents; and to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association.
          The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all By-Laws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.
CHANGE OF MAIN OFFICE; BRANCHES
          SEVENTH. The Board of Directors shall have the power, without shareholder approval, to change the location of the main office to any other authorized branch location within the limits of the City of Passaic and to establish or change the location of any branch or branches of the Association. Any change in the location of the main office to another authorized branch location within the City of Passaic shall be effected upon written notice to the Comptroller of the Currency. Any change in the location of the Main Office, except to an authorized branch location within the City of Passaic, shall require both the approval of the Comptroller of the Currency and the approval of shareholders owning two-thirds of the stock of the Association and any such change shall be to a place not more than 30 miles from the city limits of the City of Passaic.
EXISTENCE
          EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.
SPECIAL MEETINGS OF SHAREHOLDERS; NOTICE OF MEETINGS
          NINTH. The Board of Directors of this Association, or any one or more shareholders owning, in the aggregate, not less than ten percent of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.
INDEMNIFICATION
          TENTH. Any person, his heirs, executors or administrators, may be indemnified or reimbursed by the Association for liability and reasonable expenses, including amounts paid in settlement or in satisfaction of judgments or as fines and/or penalties, actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he or they shall be involved or threatened to be involved, as a party, or otherwise, by reason of his being or having been a director, officer, or employee of the Association or of any firm, corporation or organization which he served in any such capacity at the request of the Association. Provided, however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to the Association; and, provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with: (i) the approval of a court of competent jurisdiction or; (ii) the holders of record of a majority of the outstanding voting shares of the Association; or (iii) the Board of Directors acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such persons, his heirs, executors or administrators, may be entitled as a matter of law.
          The Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such indemnifications are allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all directors, officers or employees.
AMENDMENTS
          ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

Exhibit B to
Agreement and Plan of Merger
WARRANT AGREEMENT
     Agreement, dated as of this ___ day of                     , 2008, by and between Valley National Bancorp, a New Jersey corporation and registered bank holding company (“Valley”) and [                    ] a [                    ] (the “Warrant Agent”)
WITNESSETH
     WHEREAS, Valley and Greater Community Bancorp, a New Jersey corporation and registered bank holding company (“Greater Community”), have entered into an Agreement and Plan of Merger dated as of March [___], 2008 (the “Merger Agreement”); and
     WHEREAS, the Merger Agreement provides that (i) Greater Community shall be merged with and into Valley, (ii) each issued and outstanding shares of common stock, $0.50 par value per share, of Greater Community (“Greater Community Common Stock”) (other than shares for which the holders thereof have exercised dissenters’ rights) shall be converted into 0.95 of a share of no par value common stock of Valley (“Valley Common Stock”) and 0.10 of a warrant to acquire a share of Valley Common Stock (a “Warrant”), which warrants shall be exercisable at a price of $[___] per share of Valley Common Stock (“Warrant Price”), and (ii) that all validly outstanding options to acquire Greater Community Common Stock shall be cancelled in accordance with the terms of the Merger Agreement and that holders of options to acquire Greater Community Common Stock shall receive the consideration set forth in the Merger Agreement; and
     WHEREAS, an aggregate of [___] Warrants shall be originally issued to holders of Greater Community Common Stock pursuant to the terms of the Merger Agreement and this Warrant Agreement, and each Warrant shall represent the right to acquire one share of Valley Common Stock, subject to adjustment as described herein; and
     WHEREAS, Valley desires to appoint the Warrant Agent to act on its behalf in connection with the (i) issuance, transfer and exchange of the certificates representing the Warrants (the “Warrant Certificates”), (ii) the exercise of the Warrants by the holders thereof (together with any registered successors or assigns, the “Holders”) and (iii) the adjustment of Warrants upon the occurrence of certain events as contained herein;
     NOW, THEREFORE, the parties hereto hereby agree as
     SECTION 1. APPOINTMENT OF WARRANT AGENT. Valley hereby appoints the Warrant Agent as its agent to issue the Warrant Certificates, as set forth herein, subject to resignation or replacement as provided herein. The Warrant Agent agrees to accept such appointment, subject to the terms and conditions as set forth herein and to issue, transfer and exchange the Warrant Certificates pursuant to the terms of the Merger Agreement and as provided for herein and to notify Valley’s transfer agent to issue the certificates representing the appropriate number of shares of Valley Common Stock (or other consideration) upon exercise of the Warrants. Valley agrees to issue and honor the Warrants on the terms and conditions as herein set forth and to instruct its transfer agent to issue its Valley Common Stock upon notice from the Warrant Agent of the proper exercise of any Warrant. The Warrant Agent is hereby empowered to enforce any rights of the Holders for the benefit of any Holder subject to the terms and conditions contained herein.
     SECTION 2. ISSUANCE OF WARRANT CERTIFICATES
     2.1. Form of Warrant Certificate. All Warrants shall issued substantially in the form of the Warrant Certificate annexed hereto as Exhibit A attached hereto. The terms of any such Certificate are incorporated herein by reference.
     2.2. Execution of Warrants. No Warrants shall have been duly and validly issued until a Holder has received a Warrant Certificate executed by the Chairman, President and CEO of Valley and the Corporate Secretary of Valley and such Certificate is countersigned by an authorized officer of the Warrant Agent. Any Warrant Certificates may be executed by such officers of Valley by means of a facsimile signature. The Warrant Agent shall maintain the register of all Holders.
     2.3. Maximum Number of Warrants. Valley hereby authorizes the Warrant Agent to issue an aggregate of [                    ] Warrants pursuant to the terms hereof and pursuant to the terms of the Merger Agreement, subject to adjustment as hereafter provided in Section 4 hereof.
     2.4. Initial Holders. The Exchange Agent (as defined in the Merger Agreement) shall deliver to the Warrant Agent a list of the names of the persons who shall be the initial Holders of the Warrants and the number of Warrants to which each such person is entitled. The Warrant Agent is hereby authorized by Valley to promptly issue Warrant Certificates for [                    ] Warrants upon receipt of the written request of the Exchange Agent, which shall include the list referred to in the preceding sentence. Valley shall deliver to the Warrant Agent, along with this Warrant Agreement, a sufficient number of duly executed Warrant Certificates. The Warrant Certificates requested by the Exchange Agent shall be completed and countersigned by the Warrant Agent and promptly delivered to the Exchange Agent to be mailed or delivered to the Holders pursuant to the terms hereof and pursuant to the tens of the Merger Agreement. When requested by the Warrant Agent, from time to time hereafter, Valley will execute additional Warrant Certificates in blank for the Warrant Agent to issue hereunder.
     2.5. Rights Of A Holder. Subject to adjustment as provided herein, each Warrant shall, evidence the right to purchase one share of Valley Common Stock at the Warrant Price of $[___]. Following the Expiration Date, as defined in Section 3.1 below, the Warrant shall be null and void.
     SECTION 3. EXERCISE OF WARRANT.
     3.1. Exercise Period. The Warrants may be exercised, in whole or in part, at any time commencing two years after the Effective Time, as defined in the Merger Agreement, but not later than 5:00 P.M., New York City time, on [                    ], 2015 (the “Expiration Date”). If the Expiration Date is not a Business Day, it shall automatically be extended to 5:00 P.M. on the next day which is a Business Day. Business Day means any day other than a Saturday, Sunday, or holiday on which banks in New Jersey are authorized by law to close.
     Notwithstanding that the Warrants are not exercisable for two years following the Effective Time, as defined in the Merger Agreement, the adjustments provided for in Section 4.1 shall be made and the actions required by Section 4 shall be undertaken.
     Notwithstanding that Warrants otherwise would not be exercisable until two years after the Effective Time, (i) the Warrants shall be exercisable from the Effective Time if between the date of the execution of the Merger Agreement and the Effective Time, Valley is acquired (whether by merger, stock sale, asset sale or otherwise) by any other person (an “Acquisition”); (ii) if such an Acquisition is closed after the Effective Time, the Warrants shall become exercisable immediately upon the date such an Acquisition is closed; and (iii) the Warrants shall become exercisable immediately upon the date Valley signs a definitive agreement with respect to an Acquisition; and (iv) the Warrants shall become exercisable immediately from the date Valley sends (or should have sent) notice to the Holders of the applicable record date specified in Section 4.2 or 4.3. In the event that the Warrants become exercisable prior to two years after the Effective Time, Valley shall cause notice of the exercisability to be promptly given to the all Holders.
     3.2. Means of Exercise. In order to exercise a Warrant, the Holder must present and surrender the Warrant Certificate to the Warrant Agent at its office, with the Subscription Form on the back of the Warrant Certificate duly executed and it must be accompanied by payment in full, in the form of cash, by certified or official bank check payable to the order of Valley or its successor, of the aggregate Warrant Price for the number of shares of Valley Common Stock specified in such Subscription Form.
     3.3. Issuance of Valley Common Stock. Upon the request of the Warrant Agent, Valley shall promptly deliver or cause its transfer agent to deliver a certificate or certificates evidencing the shares of Valley Common Stock purchased when any Warrant is validly exercised.
     3.4. Certain Exercise Provisions. If any Warrant is exercised in part only, a new Warrant Certificate, dated the date of such exercise, evidencing the rights of the Holder thereof to purchase the balance of the shares of Valley Common Stock purchasable under such original Warrant shall promptly be issued to such Holder. Upon receipt of any Warrant Certificate by the Warrant Agent, at its office, in proper form for exercise and accompanied by payments as herein provided, the Holder shall be deemed to be the holder of record of the shares of Valley Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Valley shall then be closed or that certificates representing such shares of Valley Common Stock shall not then be actually delivered to the Holder.
     SECTION 4. ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES PURCHASABLE AND OTHER TERMS IN CERTAIN EVENTS. The Warrant Price and the number of shares of Valley Common Stock purchasable upon exercise of any Warrant and the other terms and conditions of the Warrant shall be subject to adjustment and modification as follows in the circumstances provided:

     4.1. Declaration of Stock Dividend, Splits, Reverse Splits or Reclassification or Reorganization.
     (a) In case Valley shall declare any dividend or other distribution upon its outstanding shares of Valley Common Stock in Valley Common Stock or shall subdivide its outstanding shares of Valley Common Stock into a greater number of shares, then the number of shares of Valley Common Stock which may thereafter be purchased upon the exercise of any Warrant shall be increased in proportion to the increase in the number of shares of Valley Common Stock outstanding through such dividend or subdivision and the Warrant Price per share shall be decreased in such proportion. In case Valley shall at any time combine the outstanding shares of its Valley Common Stock into a smaller number of shares, the number of shares of Valley Common Stock which may thereafter be purchased upon the exercise of any Warrant shall be decreased in proportion to the decrease in the number of shares of Valley Common Stock outstanding through such combination and the Warrant Price per share shall be increased in such proportion. Valley shall cause a notice to be mailed to each Holder at least 20 days prior to the applicable record date for the activity covered by this Section 4.1(a). Valley’s failure to give the notice required by this Section 4.1(a) or any defect therein shall not affect the validity of the activity covered by this Section 4.1(a).
     (b) In case Valley shall at any time (i) distribute any rights, options or warrants to all holders of shares of Valley Common Stock, (ii) issue other securities to all holders of shares of Valley Common Stock by reclassification of its shares of Valley Common Stock, or (iii) issue by means of a capital reorganization other securities of Valley in lieu of the Valley Common Stock or in addition to the Valley Common Stock, then the number of shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder of each Warrant shall be entitled to receive the kind and number of shares or other securities of Valley which the Holder would have owned or have been entitled to receive after the happening of the event described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. Valley shall cause a notice to be mailed to each Holder at least 20 days prior to the applicable record date for the activity covered by this Section 4.1(b). Valley’ failure to give the notice required by this Section 4.1(b) or any defect therein shall not affect the validity of the activity covered by this Section 4.1(b).
     (c) An adjustment made pursuant to this Section 4.1 shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.
     (d) For the purpose of this Section 4.1, the term “shares of Valley Common Stock” shall mean (x) the class of stock designated as the Valley Common Stock at the date of this Warrant, or (y) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, from no par value to par value or from par value to no par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 4.1, the Holder shall become entitled to purchase any shares of Valley other than shares of Valley Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Warrant Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Valley Common Stock contained in this Section 4.1.

     4.2. Liquidation, Dissolution or Winding Up. Notwithstanding any other provisions hereof, in the event of the liquidation, dissolution, or winding up of the affairs of Valley (other than in connection with a consolidation, merger or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business), the right to exercise this Warrant shall terminate and expire at the close of business on the last full business day before the earliest date fixed for the payment of any distributable amount on the Valley Common Stock. Valley shall cause a notice to be sent to each Holder at least 20 days prior to the applicable record date for such payment stating the date on which such liquidation, dissolution or winding up is expected to become effective, and the date on which it is expected that holders of shares of Valley Common Stock of record shall be entitled to exchange their shares of Valley Common Stock for securities or other property or assets (including cash) deliverable upon such liquidation, dissolution or winding up, and that each Holder may exercise outstanding Warrants during such 20 day period and, thereby, receive consideration in the liquidation on the same basis as other previously outstanding shares of the same class as the shares acquired upon exercise. Valley’s failure to give notice required by this Section 4.2 or any defect therein shall not affect the validity of such liquidation, dissolution or winding up.
     4.3. Merger, Consolidation, etc.
     (a) In case of any consolidation with or merger of Valley into another corporation or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business (such consolidation, merger, sale or conveyance, a “Change of Control”) then, as a condition of such Change of Control, lawful and adequate provisions shall be made whereby the Holders shall thereafter have the right to receive upon payment of the Warrant Price in effect immediately prior to such Change of Control, upon the basis and upon the terms and conditions specified in this Agreement (including but not limited to all provisions contained in this Section 4), and in lieu of the shares of Valley Common Stock purchasable upon the exercise of the Warrants, such shares of stock, securities, cash or assets which such Holder would have been entitled to receive after the happening of such Change of Control had such Warrant been exercised immediately prior to such Change of Control. The provisions of this Section 4.3 shall similarly apply to successive Change of Controls. Valley shall cause a notice to be mailed to each Holder at least 20 days prior to the applicable record date for the Change of Control covered by this Section 4.3(a) and shall provide notice of the Change of Control and shall set forth the first and last date on which the Holder may exercise outstanding Warrants. Valley’s failure to give the notice required by this Section 4.3(a) or any defect therein shall not affect the validity of the Change of Control covered by this Section 4.3(a).
     (b) Notwithstanding the foregoing, if as a result of such Change of Control, holders of Valley Common stock shall receive or be entitled to receive consideration other than solely in shares of common stock or other securities in exchange for their Valley Common Stock, Valley may, at its sole option, fulfill all of its obligations under this Warrant Agreement by causing the Notice required by Section 4.3(a) hereof to include notice to Holders of the opportunity to exercise their Warrants before the consummation date of the Change of Control, and thereby receive consideration in the Change of Control, on the same basis as the shares which would be acquired upon exercise of the Warrant, immediately prior to the consummation of the Change of Control. If the notice specified in the preceding sentence is provided to Holders, Warrants not exercised in accordance with this Section 4.3(b) before consummation of the Change of Control shall be cancelled and become null and void on the consummation date of the Change of Control. The notice provided by the Warrant Agent pursuant to this Section 4.3(b) shall include a description of the terms of this Agreement providing for cancellation of the Warrants in the event that Warrants are not exercised by the prescribed date. Valley’s failure to give any notice required by this Section 4.3(b) for any reason whatsoever or any defect therein shall not affect the validity of any such Change of Control. The failure of and Holder to receive such notice shall not void the cancellation of the Warrants and the Warrants shall nevertheless be cancelled.
     4.4. Duty to Make Fair Adjustments in Certain Cases. If any event occurs as to which in the opinion of the Board of Directors of Valley the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holders in accordance with the essential intent and principles of this Agreement, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, as to protect the purchase rights of the Holders. Notwithstanding the foregoing, the issuance of Valley Common Stock or any securities convertible into Valley Common Stock by Valley either for cash or in a merger, consolidation, exchange or acquisition shall not, by itself, constitute a basis for requiring any adjustment in the Warrants unless specifically enumerated herein.
     4.5. Good Faith Determination. Any determination as to whether an adjustment or limitation of exercise is required pursuant to this Section 4 (and the amount of any adjustment), and any determination of whether a Change in Control has occurred or will occur, or whether Warrants shall be cancelled in connection with a Change in Control, shall be binding upon the Holders if made in good faith by the Board of Directors of Valley (or any successor to Valley).
     4.6. Notice of Adjustment. Whenever the number of shares of Valley Common Stock purchasable upon the exercise of the Warrants or the Warrant Price is adjusted, Valley shall promptly file in the custody of its Secretary or an Assistant Secretary at its principal office and with the Warrant Agent, an officer’s certificate setting forth the number of shares of Valley Common Stock purchasable upon the exercise of the Warrants, the Warrant Price after such adjustment, a statement, in reasonable detail, of the facts requiring such adjustment and the computation by which such adjustment was made. Each such officer’s certificate shall be made available at all reasonable times for inspection by the Warrant Holders, and the Warrant Agent shall, forthwith after each such adjustment, promptly mail a copy of such certificate to such Holders by first class mail, postage prepaid.
     4.7. No Change of Warrant Necessary. Irrespective of any adjustment in the Warrant Price or in the number or kind of shares issuable upon exercise of the Warrants, the Warrant Certificates may continue to express the same price and number and kind of shares as are stated in the Warrant Certificates as initially issued.
     SECTION 5. SHARES TO BE FULLY PAID; RESERVATION OF SHARES. Valley covenants and agrees for the benefit of the Holders:
     5.1. That all shares of Valley Common Stock which may be issued upon the exercise of the rights represented by the Warrant Certificates will, upon issue and payment of the aggregate Warrant Price therefor, be duly authorized, validly issued, fully paid and non-

assessable and free and clear of all liens and encumbrances, with no personal liability attaching to the ownership thereof.
     5.2. That during the period within which the rights represented by the Warrant Certificates may be exercised, Valley will at all times have authorized and reserved for the purpose of issue upon exercise of the rights evidenced by the Warrant Certificates, a sufficient number of shares of Valley Common Stock to provide for the exercise of the rights represented by the Warrant Certificates.
     5.3. That Valley will take all such action as may be necessary to ensure that the shares of Valley Common Stock issuable upon the exercise of the Warrants may be so issued without violation of any applicable federal law or regulation, or of any requirements of any securities exchange upon which any capital stock of Valley may be listed.
     5.4. That Valley has filed a registration statement under the Securities Act of 1933 with the United States Securities and Exchange Commission with respect to the issuance of the Warrants and will file a registration statement with the SEC with respect to the Valley Common Stock issuable thereunder prior to the date upon which the Warrants become exercisable. Valley shall not be obligated to file or comply with the laws of any jurisdiction other than the United States of America to permit the Warrants to be exercised and no Warrant Holder shall have the right to exercise the Warrants in a jurisdiction where such exercise would be unlawful.
     SECTION 6. EXCHANGE, ASSIGNMENT OR LOSS OF WARRANT CERTIFICATE.
     6.1. Exchange. The Warrants shall be exchangeable at the option of the Holder, upon presentation and surrender of the Warrant Certificate at the office of the Warrant Agent for other Warrant Certificates of different denominations. Any Warrant Certificate may be divided or combined with other Warrant Certificates into a Warrant Certificate evidencing the same aggregate number of Warrants.
     6.2. Transfer or Assignment. The Warrants and all rights of Holders thereof are assignable and transferable in whole or in part by the Holders thereof, in person or by duly authorized attorney, by surrender of any Warrant Certificate to the Warrant Agent at its office with the Assignment Form annexed thereto duly executed and funds sufficient to pay any applicable transfer tax. In such event the Warrant Agent shall execute and deliver, in the case of an assignment or transfer in whole, a new Warrant Certificate in the name of the assignee or transferee, or, in the case of an assignment or transfer in part, a new Warrant Certificate in the name of such assignee or transferee representing the number of Warrants so assigned or transferred and a new Warrant Certificate in the name of the assignor or transferor representing the number of Warrants not so assigned or transferred.
     6.3. Lost or Destroyed Warrant Certificates. Upon receipt by the Warrant Agent of evidence satisfactory to it of the loss, theft, destruction or mutilation of a Warrant Certificate, and (i) in the case of such loss, theft or destruction, of reasonably satisfactory indemnification and bonding, or (ii) if mutilated, upon surrender and cancellation of such Warrant Certificate, the Warrant Agent shall execute and deliver a new Warrant Certificate of like tenor. Any such new

Warrant Certificate executed and delivered shall constitute an additional contractual obligation on the part of Valley, whether or not the Warrant Certificate so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.
     SECTION 7. NO ISSUANCE OF FRACTIONAL INTERESTS IN COMMON STOCK. Valley shall not be required to issue fractional shares of Valley Common Stock on the exercise of the Warrants. If any fraction of a share of Valley Common Stock would be issuable upon the exercise of the Warrants (or any specified portion thereof), Valley shall pay an amount in cash equal to the product of (a) such fraction and (b) the closing price per share of Valley Common Stock as quoted by the New York Stock Exchange, or on any other exchange on which the Valley Common Stock is quoted, on the trading day prior to the date the Warrant is exercised.
     SECTION 8. NO RIGHTS AS SHAREHOLDERS; CERTAIN NOTICES AND REPORTS TO HOLDERS. Except as specifically provided in this Agreement, nothing contained in this Agreement or in the Warrant Certificates shall be construed as conferring upon the Holders or any transferees the right to vote or to receive dividends or to receive notice as shareholders in respect of any meeting of shareholders for the election of directors of Valley or any other matter, or any rights whatsoever as shareholders of Valley.
     8.1. Reports. Valley shall transmit to all registered Holders, all reports and other documents that Valley transmits to holders of shares of Valley Common Stock generally, at the same time and in the same manner as such reports and other documents are transmitted to holders of shares of Valley Common Stock.
     SECTION 9. AGREEMENT OF WARRANT HOLDERS. Every Holder of a Warrant, by his acceptance thereof, consents and agrees with Valley, the Warrant Agent and every other Holder of a Warrant that:
     (a) The Warrants are transferable only on the registry books of Valley by the Holder thereof in person or by his attorney duly authorized in writing and only if the Warrant certificates representing such Warrants are surrendered at the office of the Warrant Agent, duly endorsed or accompanied by a proper instrument of transfer satisfactory to the Warrant Agent and Valley in their sole discretion, together with payment of any applicable transfer taxes; and
     (b) Valley and the Warrant Agent may deem and treat the person in whose name the Warrant certificate is registered as the Holder and as the absolute, true and lawful owner of the Warrants represented thereby for all purposes, and neither Valley nor the Warrant Agent shall be affected by any notice or knowledge to the contrary.
     SECTION 10. DUTIES OF WARRANT AGENT. The Warrant Agent acts hereunder as agent and in a ministerial capacity for Valley, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not, by issuing and delivering Warrant certificates or by any other act hereunder be deemed to make any representations as to the validity, value or authorization of the Warrant certificates or the Warrants represented thereby or of any securities or other property delivered upon exercise of any Warrant or whether any stock issued upon exercise of any Warrant is fully paid and nonassessable.

     The Warrant Agent shall not at any time be under any duty or responsibility to any Holder of Warrant certificates to make or cause to be made any adjustment of the Warrant Price provided in this Agreement, or to determine whether any fact exists which may require any such adjustments, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not (i) be liable for any recital or statement of facts contained herein or for any action taken, suffered or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have teen signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of Valley to comply with any of its covenants and obligations contained in this Agreement or in any Warrant Certificate, or (iii) be liable for any act or omission in connection with this Agreement except for its own gross negligence or willful misconduct.
     The Warrant Agent may at any time consult with counsel satisfactory to it (who may be counsel for Valley) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.
     Any notice, statement, instruction, request, direction, order or demand of Valley shall be sufficiently evidenced by an instrument signed by the Chairman, President and CEO, any Executive Vice President, or the Secretary (unless other evidence in respect thereof is herein specifically prescribed). The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand believed by it to be genuine.
     Valley agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse it for its reasonable expenses hereunder and further agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Warrant Agent’s gross negligence or willful misconduct.
     The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent’s own gross negligence or willful misconduct), after giving 30 days’ prior written notice to Valley. At least 15 days prior to the date such resignation is to become effective, the Warrant Agent shall cause a copy of such notice of resignation to be mailed to the Holder of each Warrant Certificate at Valley’s expense. Upon such resignation, or any inability of the Warrant Agent to act as such hereunder, Valley shall appoint a new warrant agent in writing. Valley shall have complete discretion in the naming of a new warrant agent, who may be an affiliate, subsidiary or department of Valley, or any person used by Valley as transfer agent for the Valley Common Stock. If Valley shall fail to make such appointment within a period of 15 days after it has been notified in writing of such resignation by the resigning Warrant Agent, then the Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Valley may, upon notice to the Holders, remove and replace the Warrant Agent if the Warrant Agent is the transfer agent for Valley Common Stock and the Warrant Agent ceases to be the transfer agent for Valley Common Stock for any reason.

     After acceptance in writing of an appointment by a new warrant agent is received by Valley, such new warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed. Any former warrant agent hereby agrees to cooperate with and deliver all records and Warrant Certificates to the new warrant agent at the direction of the new agent and Valley.
     Not later than the effective date of an appointment of a new warrant agent by Valley, Valley shall file notice with the resigning or terminated warrant agent and shall forthwith cause a copy of such notice to be mailed to each Holder.
     Any corporation into which the Warrant Agent or any new warrant agent may be converted or merged or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation succeeding to the trust business of the Warrant Agent shall be a successor warrant agent under this Agreement without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed to Valley and to each Holder.
     Nothing herein shall preclude the Warrant Agent from acting in any other capacity for Valley.
     SECTION 11. MODIFICATION OF AGREEMENT. The Warrant Agent and Valley may by supplemental agreement make any changes or corrections in this Agreement: (i) that they shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; or (ii) that they may deem necessary or desirable and which shall not adversely affect the purchase or other material rights of the Holders of Warrant Certificates. This Agreement shall not otherwise be modified, supplemented or amended in any respect except with the consent in writing of the Holders of Warrant Certificates representing not less than 50% of the Warrants then outstanding, but no such amendment, modification or supplement which changes the number or nature of the securities purchasable upon the exercise of any Warrant, the Warrant Price or accelerates the Expiration Date, shall be made without the consent in writing of each and every Holder (but no consent shall be required for such changes as are specifically prescribed by this Agreement as originally executed).
     SECTION 12. MISCELLANEOUS.
     12.1. Entire Agreement. This Agreement and the form of Warrant Certificate annexed hereto as Exhibit A contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings with respect thereto.
     12.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
     12.3. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

     12.4. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
     12.5. Notices. Any notice or other communications required hereunder to be given to a Holder shall be in writing and shall be sufficiently given, if mailed or personally delivered, or by any other means previously consented to by the Holder, including, without limitation, electronic mail or facsimile. If mailed, such notice shall be addressed in the name and at the address of such Holder appearing from time to time on the records of the Warrant Agent. Notices or other communications to Valley shall be deemed to have been sufficiently given if mailed or personally delivered to Valley at its then principal office, Attention: Chairman, President and CEO, or at such other address as Valley shall have designated by written notice to the Warrant Agent. Notices or other communications to the Warrant Agent shall be deemed to have been sufficiently given if mailed or personally delivered to its then principal office, or by any other means previously consented to by the Warrant Agent, with respect to communications by such Holder or person. Notice by mail shall be deemed given when deposited in the mail, postage prepaid.

     IN WITNESS WHEREOF, Valley and the Warrant Agent have executed this Agreement by their duly authorized officers as of the date first set forth above.

VALLEY NATIONAL BANCORP
By:

[WARRANT AGENT]
By:

Exhibit A
Warrant Certificate
Certificate Number

Initial Issuance
Dated:	Warrants
VOID AFTER ______________, 2015
WARRANT CERTIFICATE FOR
PURCHASE OF COMMON STOCK
VALLEY NATIONAL BANCORP
     This certifies that FOR VALUE RECEIVED

or his registered assigns (the “Holder”) is the registered owner of

Warrants (“Warrants”) issued by Valley National Bancorp, a New Jersey corporation and registered bank holding company (“Valley”). The Warrants are subject to the terms and conditions set forth in this certificate and the Warrant Agreement (as hereinafter defined). Each Warrant entitles the Holder to purchase one share of common stock, no par value (“Valley Common Stock”), of Valley, at any time from two years following the initial issuance date of the Warrants set forth above until the Expiration Date (as hereinafter defined), upon the presentation and surrender of this Warrant Certificate with the Subscription Form on the reverse side hereof duly executed, at the corporate office of the Warrant Agent (as hereafter defined), accompanied by payment of $[___] (the “Warrant Price”) in cash, by official bank or certified check made payable to Valley or its successor. As provided in Section 3.1 of the Warrant Agreement, the Warrant may also be exercisable in specified circumstances during the six month period commencing with the initial issuance date.
     This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement (the "Warrant Agreement”), dated                     , 2008 by and between Valley and [                    ] (the "Warrant Agent”), a copy of which may be obtained from Valley at [                    ] or the Warrant Agent at [                                        ], by a written request from the Holder hereof or which may be inspected by any Holder or his agent at the principal office of Valley or the Warrant Agent.
     As provided in Section 4 of the Warrant Agreement, in certain circumstances: (i) the Warrant Price and the number of shares of Valley Common Stock the Holder is entitled to receive upon the exercise of any Warrants may be adjusted; (ii) the Warrants shall automatically represent the right to receive upon exercise consideration which is different from or in addition to the consideration specified on the face of this Certificate; and (iii) the Warrants, at the option of Valley under certain circumstances, may expire prior to the Expiration Date.

     No fractional shares of Valley Common Stock will be issued upon exercise of the Warrant. In the case of the exercise of less than all the Warrants represented hereby, Valley shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.
     The term “Expiration Date” shall mean 5:00 P.M. (New Jersey time) on                     , 2015. If such date is not a Business Day, as defined in the Warrant Agreement, the Expiration Date shall mean 5:00 P.M. (New Jersey time) the next following Business Day. The Expiration Date may be accelerated by Valley under certain circumstances, as provided in the Warrant Agreement.
     This Warrant shall not be exercisable by a Holder in any jurisdiction where such exercise would be unlawful.
     This Warrant Certificate is exchangeable, upon the surrender hereof by the Holder at the corporate office of the Warrant Agent, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrants. Upon due presentment of this Warrant Certificate for registration or transfer at such office, upon payment of any tax or governmental charge imposed in connection therewith, a new Warrant Certificate or Warrant Certificates representing an equal or aggregate number of Warrants will be issued to the transferee in exchange therefor.
     Prior to the exercise of any Warrant represented hereby, the Holder shall not be entitled to any rights of a shareholder of Valley, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of Valley, except as provided in the Warrant Agreement.
     Prior to due presentment for registration of transfer hereof, Valley and the Warrant Agent shall treat the Holder as the absolute owner hereof and of each Warrant represented hereby for all purposes and shall not be affected by any notice to the contrary.
     This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New Jersey.
     This Warrant Certificate is not valid unless countersigned by the Warrant Agent.

     IN WITNESS WHEREOF, Valley has caused this Warrant Certificate to be duly executed, manually or in facsimile by two of its officers thereunto duly authorized.

VALLEY NATIONAL BANCORP

By:

[WARRANT AGENT]	By:

As Warrant Agent

By:

Authorized Officer

Exhibit C to
Agreement and Plan of Merger
VOTING AGREEMENT
     This Voting Agreement (this “Agreement”) is dated as of March [___], 2008, among Valley National Bancorp, a New Jersey corporation and registered bank holding company (“Valley”), and the shareholders of Greater Community Bancorp, a New Jersey corporation and registered bank holding company (“Greater Community”), executing this Agreement on the signature page hereto (each, a “Shareholder” and collectively, the “Shareholders”).
RECITALS
     A. Concurrently with the execution of this Agreement, Valley and Greater Community have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides, among other things, for the merger (the “Merger”) of Greater Community with and into Valley upon the terms and subject to the conditions set forth therein.
     B. As of the date hereof, each Shareholder is the record and Beneficial Owner (as defined below) of that number of Greater Community Common Shares (as defined below) set forth below such Shareholder’s name on the signature page hereto.
     C. As a condition to Valley’s willingness to enter into and perform its obligations under the Merger Agreement, each Shareholder has agreed to enter into this Agreement.
     NOW THEREFORE, the parties hereto agree as follows:
I. CERTAIN DEFINITIONS
     1.1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.
     1.2. Other Definitions. For the purposes of this Agreement:
     “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).
     “Greater Community Common Share” means a share of common stock, par value $0.50 per share, of Greater Community, including for purposes of this Agreement all shares or other voting securities into which any Greater Community Common Share may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities which may be declared in respect of Greater Community Common Shares).

II. SUPPORT OBLIGATIONS OF THE SHAREHOLDER
     2.1. Agreement to Vote. Each Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of Greater Community, however called, or in connection with any written consent of Greater Community’s shareholders, each Shareholder will (x) appear at each such meeting or otherwise cause all of its Owned Shares, as hereinafter defined, to be counted as present thereat for purposes of calculating a quorum, and respond to each request by Greater Community for written consent, if any, and (y) vote (or consent), or cause to be voted (or validly execute and return and cause consent to be granted with respect to), all of such Shareholder’s Greater Community Common Shares Beneficially Owned by such Shareholder as of the applicable record date (including any Greater Community Common Shares that such Shareholder may acquire after the date hereof “Owned Shares”) and all other voting securities of or equity interests in Greater Community: (i) in favor of the adoption of the Merger Agreement (whether or not recommended by the Board of Directors of Greater Community), and (ii) against any action, agreement, transaction or proposal that (A) is made in opposition to, or in competition or inconsistent with, the Merger or the Merger Agreement, (B) relates to a Competing Proposal, Acquisition Transaction, Third Party Public Event or Superior Competing Transaction, or (C) could otherwise prevent, impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement.
     2.2. No Solicitation. Each Shareholder agrees that it will comply with Section 5.3 of the Merger Agreement, which Section is incorporated by reference herein. The foregoing shall not restrict or limit the ability of any Person who is a director of Greater Community to take any action in his or her capacity as a director of Greater Community to the extent expressly permitted by the Merger Agreement.
     2.3 No Restrictions on Transfer. Nothing in this Agreement shall be deemed to prohibit a Shareholder from selling, transferring, assigning, gifting, or pledging any Owned Shares.
III. GENERAL
     3.1. Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the law of the State of New Jersey (without regard to principles of conflict of laws that would apply the law of another jurisdiction).
     3.2. Amendments. This Agreement may not be amended except by written agreement signed by Valley and by each Shareholder.
     3.3. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.
     3.4. Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.
     3.5. Effectiveness and Termination. This Agreement will become effective when Valley has received counterparts signed by all of the other parties and itself and shall terminate on the date that the Merger is approved by Greater Community shareholders. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its or his obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.
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     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

VALLEY NATIONAL BANCORP

By:

Name:
Title:
(Shareholder signature pages follow)

SHAREHOLDERS

Shareholder:

Signature:

Title, if applicable:

Owned Shares:

Notice Address:

Shareholder:

Signature:

Title, if applicable:

Owned Shares:

Notice Address:

Shareholder:

Signature:

Title, if applicable:

Owned Shares:

Notice Address:

Shareholder:

Signature:

Title, if applicable:

Owned Shares:

Notice Address: